UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GULFSLOPE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1311	16-1689008
(State or other jurisdiction of	(Primary Standard Industrial	(I. R. S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2500 City West, Suite 800
Houston, Texas 77042
(281) 918-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John N. Seitz
Chief Executive Officer
2500 City West, Suite 800
Houston, Texas 77042
(281) 918-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Thomas C. Pritchard, Esq.
Brewer & Pritchard, P.C.
Three Riverway, Suite 1800
Houston, Texas 77056
Tel:  (713) 209-2950
Fax: (713) 659-5302

As soon as practicable after this Registration Statement becomes effective
 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.001	63,240,335	$1.16	$73,358,788	$9,449
TOTAL(2)	63,240,335	$1.16	$73,358,788	$9,449

(1)
Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, except for the shares issuable upon exercise of warrants, which is pursuant to Rule 457(g).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of its outstanding common stock.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Prospectus dated May 12 , 2014

GULFSLOPE ENERGY, INC.

63,240,335 Shares of Common Stock

This prospectus relates to the sale of up to 63,240,335 shares of our common stock which may be resold from time to time by the selling security holders identified in this prospectus.   The selling security holders acquired the shares of common stock offered by this prospectus in a private placement which closed in October 2013.  We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted. See “Selling Security Holders” beginning on page 20 in this prospectus for a complete description of the selling security holders.

The selling security holders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock. The shares which may be resold by the  selling security holders constituted approximately 10% of our issued and outstanding common stock on the date of this prospectus.

The market for the common stock is limited, sporadic and volatile.  The selling security holders are offering these shares of common stock. The selling security holders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is listed for quotation on both the OTC Bulletin Board (“OTCBB”) and the OTCQB quotation systems under the symbol “GSPE.” The last bid price of our common stock on April 22, 2014 was $1.80 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 8 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Summary—We are an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus _______, 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SUMMARY	3
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
SELLING SECURITY HOLDERS	20
PLAN OF DISTRIBUTION	23
DESCRIPTION OF OUR CAPITAL STOCK	25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
DETERMINATION OF OFFERING PRICE	38
MARKET PRICE INFORMATION AND DIVIDEND POLICY	39
MANAGEMENT	40
PRINCIPAL STOCKHOLDERS	45
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	46
EXPERTS	46
LEGAL MATTERS	46
WHERE YOU CAN FIND MORE INFORMATION	46
Index To Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

GULFSLOPE ENERGY, INC.

SUMMARY

This summary highlights selected information about GulfSlope and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.  Unless otherwise indicated or the context otherwise requires “we,” “us,” “our,” “GulfSlope”, or “Company” refer to GulfSlope Energy, Inc.

The Company

Since March 2013, we have been singularly focused on identifying and acquiring high-potential oil-focused prospects.  We have licensed 3-D seismic data covering approximately 2.2 million acres and have and continue to evaluate these data using advanced interpretation technologies.  “3D seismic” refers to acoustically-sourced data, densely recorded and computer-processed to properly image geologic features which are always fundamentally three dimensional and therefore may not be correctly imaged by “2D” seismic methods.  As a result of these analyses, we identified a number of targeted prospects in the Gulf of Mexico in water depths of less than 1,000 feet that we believe may contain economically recoverable hydrocarbon deposits.  We believe that our analysis enabled us to competitively bid on 23 blocks at the Central Gulf of Mexico Lease Sale conducted by the Bureau of Ocean Energy Management (“BOEM”) held in March 2014.  Of those 23 bids, we were the high bidder on 22 blocks.  As the high bidder, we are provided the opportunity to lease those blocks from the BOEM.  Prior to entering into a lease, all bids are subject to review and final approval by the BOEM, which may take up to 120 days.  The cost of obtaining leases on all 22 blocks is approximately $7,843,642, of which we have already paid 20% and the remaining 80% is due as and when the leases are awarded. While we intend to obtain leases for all 22 blocks, there can be no assurance of receiving BOEM approval of the issuance of such leases to us on our prospects.  We refer to these 22 blocks as are our current prospects, referred to throughout this prospectus as our “prospects” or our “portfolio.”

Competitive Advantages

Experienced management team. We are led by management and technical teams that have significant experience in finding and developing oil and natural gas.  Our team has a track record of discovering and developing multi-billion dollar projects worldwide.  Our management team is led by John N. Seitz and Ronald A. Bain, who have over 75 years of combined industry experience exploring for and developing oil and natural gas.  Our technical team consists of geoscientists and engineers who have over 150 years of combined industry experience exploring for and developing oil and natural gas.   We believe that our management team is distinguished from our competitors by their significant experience and past record of discovering and developing oil and gas in North America (including the Gulf of Mexico and Alaska), North Africa and the North Sea.

Advanced seismic image processing. The commercial improvements in 3-D seismic data imaging and the development of advanced processing algorithms, including pre-stack depth and reverse time migration, have allowed the industry to better distinguish hydrocarbon traps and identify previously unknown prospects.  Specifically, advanced processing techniques improve the definition of the seismic data from a scale of time to a scale of depth correctly locating the images in three dimensions.   We view these technologies as a competitive advantage and believe that, to date, not all competing oil and natural gas exploration and production companies (also known as “E&P companies”) have fully utilized these technologies due to the financial costs of acquiring the technologies, the lack of experienced personnel to effectively utilize the technologies and a lack of emphasis by some in the industry on new technology.  Moreover, we believe it is unlikely that other competing E&P company have used this technology in the geographical location we are focused on in the Gulf of Mexico, as evidenced by the lack of recent industry activity in our focus area and the lack of competitive bidding on the 22 blocks we were the high bidder on at the Central Gulf of Mexico Lease Sale 231.  Our management team has experience applying these technologies in the exploration for oil and gas in the Gulf of Mexico and elsewhere.

Long-term relationships with industry leading E&P companies. Our management has long-term relationships with multiple E&P companies we believe may have an interest in participating with us, either through farm-in or farm-out arrangements of future wells to be drilled.  The reputation of our management team should present opportunities for jointly exploiting our targeted lease acquisitions, particularly after we have drilled wells that have proved reserves on leases that we acquire.

Well positioned to acquire lease acquisition opportunities. As a result of interpreting our 3-D seismic data, we have identified lease acquisition opportunities that we believe have compelling characteristics in terms of size, geologic characteristics and potential for economic returns.   We were the high bid on 22 of the 23 blocks we bid upon at the March 2014 Central Gulf of Mexico Lease Sale 231 conducted by the BOEM.  As the high bidder on 22 of the blocks, we are in a position to acquire a lease for those blocks from the BOEM, subject to review and final approval by the BOEM.

Efficient capital utilization. Our strategy has been to maximize our capital utilization by obtaining and reprocessing 3-D seismic data in areas we believe offer significant opportunities. Substantially all of our capital deployed since March 2013 has been for the licensing of seismic data, expenses related to the salaries of the technical staff who interpret the data, acquisition of the workstation hardware and software used to interpret that data, and the leasing of required office space.  We have acquired our 3-D seismic data covering approximately 2.2 million acres on what we believe to be favorable terms.

Our Strategy and Value Proposition

Our business plan is focused on discovering oil and natural gas in commercially viable quantities in the offshore waters of the Gulf of Mexico, and then developing any discoveries into proved reserves, production and ultimately cash flow.  Success of our business plan requires that we enter into agreements with other E&P companies (partnering) through which some, or all, of our portion of exploration, production and drilling costs will be paid.  To assist in the decision process by prospective partners, we will permit such companies to review the proprietary technical work performed by us to justify the participation in exploration drilling and ownership of the leases.  This is a commonly accepted industry transaction in partnering for risk mitigation and portfolio expansion, although we cannot assure you that we will be able to enter into any such agreements on satisfactory terms, if at all. Any company with which we may partner to conduct exploration drilling activities on prospects that we have identified using our licensed seismic data and ultimately acquire ownership in our leases, if not an existing licensee of our licensed seismic, would be required to pay a license fee to the licensor of the data, at the licensor’s then-current rates.

As the high bidder on 22 blocks at the Central Gulf of Mexico Lease Sale 231, we have the opportunity to lease those 22 blocks from the BOEM.  All bids are subject to review and final approval by the BOEM prior to entering into a lease, which may take up to 120 days.  While we intend to obtain leases for all 22 blocks, there can be no assurance of receiving BOEM approval of the issuance of such leases to us on all of our prospects.  In anticipation of obtaining leases from the BOEM on the 22 blocks, we will seek potential candidates to participate in drilling exploration wells.

The profitability of the oil and gas industry is ultimately derived from the discovery of new oil and gas fields.  New discoveries are most often brought about by new data, new technology, new understanding of the geology, newly available drilling rights (leases) or attractive commodity prices.  We believe all of these factors have converged in identifying our portfolio.

•
Our management team recognized the potential opportunity in the Central Gulf of Mexico shelf by developing a deep understanding of regional geology, existing production in similar geological areas, required seismic imaging technologies, petrophysical characteristics and the seismic response to those characteristics.

•
A systematic effort analyzing the regional geology and tectonics has produced what we believe to be an understanding of sedimentation (reservoir quality and thickness) as well as the controls on hydrocarbon generation, migration, entrapment and seal capacity.  Critical to the success of this understanding has been the further refinement and development of this analysis through imaging technology applied to 3-D seismic.

•	We licensed over 2.2 million acres of 3-D seismic in our targeted area, concurrent with the sanctioning of advanced reprocessing to further enhance and refine the imaging of specific targets.

•	The combination of these elements has resulted in the identification for bidding of our prospect portfolio, mapped by our technical team.

Key Management

John N. Seitz.  Mr. Seitz has served as chief executive officer, chief financial officer, and chairman of the board and director since May 31, 2013, as our chief accounting officer since April 2014, and served as a consultant to the Company from March 2013 through May 2013.  From 2003 until 2006, Mr. Seitz served as co-chief executive officer of Endeavour.  Since 2006 until present, Mr. Seitz has served as a director and vice chairman of the board of Endeavour International Corporation (NYSE: END), a public company listed on the NYSE and on the London Stock Exchange, which is engaged in oil and gas exploration and production in the U.K North Sea and in the domestic U.S. market.  Since 2006 Mr. Seitz has managed his private investments and provided consulting services.  From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Corporation (NYSE: APC), serving most recently as a director and as president and chief executive officer.  From 1975 to 1977 Mr. Seitz was employed as a geologist at Amoco Production Co.  Mr. Seitz has also served on the board of managers of Constellation Energy Partners LLC (NYSE ARCA: CEP), and currently on the board of directors of Gulf United Energy, Inc. (OTCQB: GLFE), and the board of ION Geophysical Corporation (NYSE: IO), a leading technology focused seismic solutions company.

Ronald A. Bain. Dr. Ronald A. Bain has served as president and chief operating officer of the Company since May 2013.   Dr Bain also served as a consultant to the Company from March 2013 through May 2013.  Dr Bain is the principal of ConRon Consulting, Inc. From 2002 through May 2013, Dr. Bain was a consultant for ConRon Consulting, Inc., serving as a corporate advisor to several domestic and international exploration and production companies.  In addition, from 2004 through 2008, Dr. Bain was corporate exploration advisor and vice president of geosciences of Endeavour International Corporation. From 1983 through 2001, Dr. Bain held numerous management positions in technology and exploration, in both domestic and international exploration, at Anadarko Petroleum Corporation.

October 2013 Private Placement

On October 30, 2013, the Company concluded a private placement of its common stock at a price of $0.12 per share, raising an aggregate of $9,712,441 through the sale of 68,496,107 shares of common stock for cash proceeds of $8,219,533 and the issuance of 12,440,903 shares of common stock upon conversion of $1,492,908 of outstanding indebtedness.  In connection with the cash private placement, we entered into a registration rights agreement for the benefit of the holders of 63,240,335 shares, the resale of which are being registered pursuant to the registration statement of which this prospectus is a part.

Implications of being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•
Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure.

•	Reduced disclosure about our executive compensation arrangements.

•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. However, we are electing not to take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of these reduced reporting burdens in this prospectus, and the information that we provide may be different than what you might get from other public companies in which you hold stock.

Recent Developments

High Bidder on 22 Blocks in the Gulf of Mexico

We were the high bidder on 22 out of 23 bids, at the March 2014 Central Gulf of Mexico Lease Sale 231 conducted by the BOEM.  All bids are subject to review and final approval by the BOEM, which may take up to 120 days.   We have received notice that we have been awarded 3 of the blocks, but we have not yet received an executed lease on any of these blocks from the BOEM.  The cost of obtaining leases on all 22 blocks is approximately $7,843,642, of which we paid 20% in March 2014, paid an additional $318,881.60 in May 2014 in connection with two of the blocks that we have been awarded, intend to transmit an additional $682,046 for the third block and the remaining amount is due as and when the blocks are awarded.  While we intend to obtain leases for all 22 blocks, there can be no assurance of receiving BOEM approval of the issuances of such leases to us.

Farm Out Agreement

In March 2014, the Company entered into a farm out letter agreement with Texas South Energy, Inc. (“Texas South”), relating to five prospects located within 2.2 million acres of 3D seismic licensed and interpreted by the Company.  The Company was the high bidder on 4 out of the 5 prospects at the March 2014 Central Gulf of Mexico Lease Sale 231, conducted by the BOEM.  Under the terms of the farm-out letter agreement, Texas South will acquire up to a 20% working interest in these prospects for up to $10 million, of which $6.5 million has been paid to date.  Per the terms of the agreement, we have extended the payment of the remaining $3.5 million to coincide with our payment obligations to BOEM for the leases.  Texas South has also agreed to pay its proportionate share of the net rental costs related to these prospects.  The Company is obligated to refund all or a portion of the $10 million if it is unsuccessful in delivering the prospects (or as substituted as mutually agreed upon by the parties to include similar or greater prospectivity).  The Company will be the operator of record and has the right to negotiate all future joint operating agreements related to the potential leases, including these prospects.

New Directors

In March 2014, we increased the size of the board of directors from two to four members and elected Paul L. Morris and Richard S. Langdon to fill these vacancies.  In connection with Messrs. Morris and Langdon acceptance to act as directors of the Company, each received 500,000 shares of restricted stock, of which one-half will vest on March 27, 2015 and the remaining one-half will vest on March 27, 2016.  Subsequent to the appointment of Messrs. Morris and Langdon as directors, James Askew resigned from his position as a director of the Company to focus on other opportunities.  His resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Shareholder Meeting.

On May 5, 2014 the Company filed a definitive schedule 14A disclosing that at the upcoming annual shareholder meeting to be held on May 29, 2014, the Company plans to seek shareholder approval to: (i) amend and restate our certificate of incorporation to (A) increase the authorized number of shares of common stock from 750,000,000 to 975,000,000, (B) effect one or a series of reverse splits of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-15, with the exact ratio to be set within such range in the discretion of the Board, without further approval or authorization of the Company’s shareholders, provided that the Board determines to effect the reverse stock split and any amendments to the Company’s certificate of incorporation are filed with the Delaware Secretary of State (if necessary) no later than April 30, 2015, (C) eliminate the ability of stockholders to act by written consent, and (D) to classify the board of directors into three classes with staggered terms; and (ii) adopt an incentive plan for the issuance of up to 37,500,000 shares of common stock.

Risk Factors

Investing in our common stock involves risks that include the speculative nature of oil and natural gas exploration, competition, volatile oil and natural gas prices and other material factors. You should read carefully the section of this prospectus entitled “Risk Factors” beginning on page 8 for an explanation of these risks before investing in our common stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and a loss of all or part of your investment:

•	Our business is difficult to evaluate because of our limited operating history;

•	Failure to enter into leases with BOEM on our prospects;

•	Failure to enter into strategic partnerships, joint operating agreements and farm out agreements needed to exploit our prospects;

•	Failure to raise sufficient capital needed to implement our business plan;

•	Difficulties managing the growth of our business may adversely affect our financial condition and results of operations;

•	Failure to develop our prospects;

•	Our exploration and development operations require substantial capital that we may be unable to obtain, which could lead to a loss of properties and a decline in our reserves;

•	Our future success depends on our ability to find, develop or acquire oil and natural gas reserves;

•	The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability;

•	Our prospects are all in the Gulf of Mexico, making us vulnerable to risks associated with a concentration of operations in a single geographic area; and

•	Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive;

Corporate Information

Our address is 2500 City West, Suite 800, Houston, Texas 77042 and our telephone number is (281) 918-4100. Our web site is www.gulfslope.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. You may access and read our SEC filings through the SEC’s web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

About This Offering

Common stock offered by selling security holders	A total of up to 63,240,335 shares of common stock. The selling security holders may from time to time sell some, all or none of the shares of common stock pursuant to which this prospectus is a part.
Shares outstanding prior to the offering	625,724,010 shares(1) as of April 22, 2014
Shares to be outstanding after the offering	625,724,010 shares (1)
Use of proceeds	The selling security holders will receive all of the proceeds from the sale of shares of our common stock. We will not receive any proceeds from the sale of the common stock.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	GSPE
(1)       Does not include (i) shares of common stock issuable upon exercise of unvested option to purchase 2 million shares at an exercise price of $0.12 per share of common stock granted to our Vice President, Brady Rodgers, or (ii) 44,166,667 shares of common stock underlying convertible demand notes in the principal amount of $5.3 million issued by the Company in favor of our chief executive officer.

Summary Financial Data

The following summary of our financial information has been derived from our (i) audited financial statements for the fiscal years ended September 30, 2013 and 2012, and (ii) unaudited financial statements for the fiscal quarters ended December 31, 2013 and 2012.

	As of and for the Years Ended September 30,		As of and for the Quarters Ended December 31,
	2013	2012	2013	2012
Statement of Operations Data:
Revenue	$--	$--	$--	$--
Net Loss	(17,452,513)	(1,537,275)	(2,148,857)	(396,376)
Net Loss per Share	(0.04)	(0.02)	(0.00)	(0.00)

Balance Sheet Data:
Total Assets	2,904,978	752,382	6,290,482	327,799

Total Current Liabilities	9,334,591	62,914	9,200,239	34,707

Accrued Expenses and Other
Payables, Net of Current Portion	3,003,065	--	3,003,065	--
Total Stockholders’ Equity (Deficit)	$(9,432,678)	$689,468	$(5,912,822)	$293,092

Significant Accounting Policies

Going Concern.  We have incurred accumulated losses for the period from inception (December 12, 2003) to December 31, 2013 of $21,298,662.  Further losses are anticipated.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.   As of the date of this prospectus, we believe we have sufficient cash on hand to fund operations through May 2014, not including any debt repayment.  To continue as a going concern, we estimate needing approximately $14.9 million for operations and working capital during the 12-month period ending March 31, 2015.  These expenditures include lease payments to the BOEM, lease rentals to the BOEM, general and administrative expenses, and costs associated with IT and seismic acquisition and processing.  Giving effect to $3.5 million to be funded by Texas South pursuant to the farm-out agreement and current cash on hand, we will need to raise approximately $4.7 million to fund working capital requirements for the period ending March 31, 2015.  Future contingencies, developments and unknown events could cause us to require more working capital during the 12-month period ending March 31, 2015.  If we cannot raise these funds, we may be required to cease business operations or alter our business plan.

Full Cost Method.  The Company uses the full cost method of accounting for oil and gas exploration and development activities. Under the full cost method of accounting, all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical (“G&G”) expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Financial Condition

We have not obtained leases from the BOEM on our prospects.

As a result of our 3-D seismic imaging and reprocessing, we were the high bidder on 22 blocks at the March 2014 Central Gulf of Mexico Lease Sale 231, conducted by the BOEM.   We have received notice that we have been awarded 3 of the blocks, but we have not yet received an executed lease on any of these blocks from the BOEM.   All bids are subject to review and final approval by the BOEM, which may take up to 120 days and, therefore, there can be no assurance of receiving BOEM approval.  The failure to obtain leases on the 22 blocks from the BOEM will reduce our current portfolio, although our plan would remain to partner with industry companies to conduct exploration drilling operations on our reduced number of prospects and any industry-partner would be required to pay a license fee to the licensor of the seismic data, at the licensor’s then-current rates.

Even if we are awarded the leases on the 22 blocks from the BOEM, we may not be able to make the required payment or the leases may be terminated, if we are unable to make the lease payments.

As a condition to obtaining a lease from the BOEM for each block, we will have to pay the total bid amount for the block subject to the lease.   The cost of obtaining leases on all 22 blocks is approximately $7,843,642, of which we paid 20% in March 2014, paid an additional $318,881.60 in May 2014 in connection with two of the blocks that we have been awarded, intend to transmit an additional $682,046 for the third block and the remaining  amount is due as and when the blocks are awarded.  We currently do not have sufficient funds to make all of the payments required to obtain all 22 blocks.  If Texas South does not fund the balance of $3.5 million owed under the farm out agreement or we are unable to obtain funds from other sources, we may have to turn down one or more of the blocks because we lack sufficient funds to make the required payments.  In addition, we anticipate the terms of these leases will require us to make additional future payments.  The failure to timely effect all lease related payments could cause the leases to be terminated by the BOEM.

We have no proved reserves and when and if we acquire leases on the blocks, such drilling operations may not yield any oil or gas in commercial quantity or quality.

As we have not yet acquired any leases or drilled wells, we have no proved reserves.  While we have identified prospects based on available seismic and geological information that indicate the potential presence of oil or gas, to date we do not own the drilling and production rights for these prospects and may never successfully acquire an interest in these prospects.  Some of our current prospects may require additional seismic data reprocessing and interpretation.  Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying structures and hydrocarbon indicators and do not enable the interpreter to have certainty as to whether hydrocarbons are, in fact, present in those structures.  Even if we acquire the leases, we do not know if any such prospect will contain oil or gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable.  Even if oil or gas is found on our prospects, development, facility construction and transportation costs may prevent such prospects from being economically viable.  Accordingly, there is no assurance we will ever report proved reserves in our SEC filings.

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms, if at all, in the future, which may in turn limit our ability to execute our business strategy.

We expect our capital outlays and operating expenditures to increase substantially over at least the next several years as we expand our operations. Lease acquisition costs, as well as drilling operations are very expensive, and we will need to raise substantial additional capital, through equity offerings, strategic alliances or debt financing in 2014 and 2015.

Our future capital requirements will depend on many factors, including:

•	the number, location, terms and pricing of our anticipated lease acquisitions;

•	our financing of the lease acquisitions and associated bonding;

•	our ability to enter into partnerships and farm-outs with other oil and gas E&P companies and/or financial investors on satisfactory terms;

•	location of any drilling activities, whether onshore or offshore, as well as the depth of any wells to be drilled;

•	cost of additional seismic data to license as well as the reprocessing cost;

•	the scope, rate of progress and cost of any exploration and production activities;

•	oil and natural gas prices;

•	our ability to locate and acquire hydrocarbon reserves;

•	our ability to produce those oil or natural gas reserves;

•	access to oil and gas services and existing pipeline infrastructure;

•	the terms and timing of any drilling and other production-related arrangements that we may enter into;

•	the cost and timing of governmental approvals and/or concessions;

•	the cost, number, and access to qualified industry professionals we employ; and

•	the effects of competition by larger companies operating in the oil and gas industry.

We estimate needing approximately $14.9 million for operations and working capital during the 12-month period ending March 31, 2015.  These expenditures include lease payments to the BOEM, lease rentals to the BOEM, general and administrative expenses, and costs associated with IT and seismic acquisition and processing.  This does not include any capital expenditures related to exploration drilling costs or repayment of debts owed to our chief executive officer. Giving effect to $3.5 million to be funded by Texas South pursuant to the farm-out agreement and current cash on hand, we will need to raise approximately $4.7 million to fund working capital requirements for the period ending March 31, 2015.  Future contingencies, developments and unknown events could cause us to require more working capital during the 12-month period ending March 31, 2015.  These estimates are projections only and will vary depending upon a number of factors, including our ability to acquire our targeted leases.

Future equity financings may be dilutive to our stockholders.  Alternative forms of future financings may include preferences or rights superior to our common stock.  Debt financings may involve a pledge of assets and will rank senior to our common stock.  We have historically financed our operations through best efforts private equity and debt financings.  We do not have any credit or equity facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings.  There is no assurance that we can raise the capital necessary to fund our business plan.  Failure to raise the required capital to fund operations, on favorable terms or at all, will have a material adverse effect on our operations, and will likely cause us to curtail or cease operations.

Our fiscal 2013 audited financial statements contain a going-concern qualification, raising questions as to our continued existence.

We have incurred losses since our inception resulting in an accumulated deficit of approximately $21.3 million at December 31, 2013.  Further losses are anticipated as we continue in the exploration stage of our business.  As a result, in their audit report contained in this prospectus, our independent auditors expressed substantial doubt about our ability to continue as a going concern.  As of the date of this prospectus, we believe we have sufficient cash on hand to fund operations through May 2014, not including any debt repayment.   To continue as a going concern, we estimate needing approximately $14.9 million for operations and working capital during the 12-month period ending March 31, 2015.  These expenditures include lease payments to the BOEM, lease rentals to the BOEM, general and administrative expenses, and costs associated with IT and seismic acquisition and processing.  This does not include any capital expenditures related to exploration drilling costs or repayment of debts owed to our chief executive officer. Giving effect to $3.5 million to be funded by Texas South pursuant to the farm-out agreement and current cash on hand, we will need to raise approximately $4.7 million to fund working capital requirements for the period ending March 31, 2015.  Future contingencies, developments and unknown events could cause us to require more working capital during the 12-month period ending March 31, 2015.  If we cannot raise these funds, we may be required to cease business operations or alter our business plan.

We are dependent on certain members of our management and technical team.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying and acquiring leasehold interests, as well as discovering and developing any oil and gas reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. In making a decision to invest in our common stock, you must be willing to rely to a significant extent on our management’s discretion and judgment. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock.  We may not be able to find replacement personnel with comparable skills.  If we are unable to attract and retain key personnel, our business may be adversely affected.  We do not currently maintain key-man life insurance on any member of the management team.

Demand indebtedness advanced by our chief executive officer.

As of December 31, 2013, the Company owed Mr. Seitz a principal amount of $5.3 million plus accrued interest of $162,042.  This indebtedness bears interest at an annual rate of 5%, is due upon demand, and is convertible into Company common stock at a conversion price of $0.12 per share.  To date, Mr. Seitz has allowed this debt to accrue interest and has not demanded repayment.  The Company intends to repay this indebtedness in full at its earliest opportunity.

Non-Exclusive Seismic License Agreement.

Our 3-D seismic license agreements are non-exclusive, industry-standard agreements.  Accordingly, the licensor of such seismic data has the right to license the same data that we acquired to our competitors, which could adversely affect our acquisition strategy and the execution of our business plan.  We are not authorized to assign any of our rights under our license agreements, including a transaction with a potential joint venture partner or acquirer, without complying with the terms of the license agreements and a payment to the licensor (by us or the acquirer in the event of a change of control transaction or our partner in a joint venture transaction).  However, our interpretation of this seismic data and the reprocessing and modeling of certain seismic data is unique and proprietary to us.

We are an exploration stage company with limited operating history, and there can be no assurance that we will be successful in executing our business plan. We may never attain profitability.

We commenced our business activity in March 2013, when we entered into 3-D license agreements covering approximately 2.2 million acres, and we expect to enter into additional 3-D license agreements with seismic companies to acquire additional data and reprocess that seismic data.  We intend to engage in the drilling, development, and production of oil and natural gas in the future.  As we are a relatively new business, we are subject to all the risks and uncertainties which are characteristic of a new business enterprise, including the substantial problems, expenses and other difficulties typically encountered in the course of its business, in addition to normal business risks, as well as those risks that are specific to the oil and gas industry. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

We may be unable to access the capital markets to obtain additional capital that we will require to implement our business plan, which would restrict our ability to grow.

Giving effect to $3.5 million to be funded by Texas South pursuant to the farm-out agreement and current cash on hand, we will need to raise approximately $4.7 million to fund working capital requirements for the period ending March 31, 2015.  Future contingencies, developments and unknown events could cause us to require more working capital during the 12-month period ending March 31, 2015.  These costs are primarily associated with lease acquisition costs, G&A, seismic and IT expenditures.  In 2015, we will need to raise additional capital in order to implement our business plan, including for capital expenditures related to exploration costs and debt repayment.   Because we are an exploration stage company with limited resources, we may not be able to compete in the capital markets with much larger, established companies that have ready access to capital.  Our ability to obtain needed financing may be impaired by conditions and instability in the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our prospective lease acquisitions and prices of oil and natural gas on the commodities markets (which will impact the amount of financing available to us), and/or the loss of key consultants and management. Further, if oil and/or natural gas prices on the commodities markets decrease, then potential revenues, if any, will decrease, which may increase our requirements for capital. Some of the future contractual arrangements governing our operations may require us to maintain minimum capital (both from a legal and practical perspective), and we may lose our contractual rights if we do not have the required minimum capital. If the amount of capital we can raise is not sufficient, we may be required to curtail or cease our operations.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have incurred annual operating losses since our inception. As a result, at December 31, 2013, we had an accumulated deficit of approximately $21.3 million.  We had no revenues in 2013 and do not anticipate receiving revenues in fiscal 2014, or in subsequent periods unless we are successful in acquiring leases and discovering economically recoverable oil or gas reserves.  We expect that our operating expenses will increase as we develop our projects.  We expect continued losses in fiscal year 2014, and thereafter until discoveries are brought online and begin producing oil and gas.

Our lack of diversification increases the risk of an investment in our common stock.

Our business will focus on the oil and gas industry in commercially advantageous offshore and onshore areas of the United States and select international areas.  Larger companies have the ability to manage their risk by diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry, or the regions in which we operate, will likely impact us more acutely than if our business was diversified.

Strategic relationships upon which we rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully bid on and acquire properties, to discover resources, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers and partners, depends on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties. Further, we must consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the relationships of our management and to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require that we incur expenses or undertake activities we would not otherwise incur or undertake in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to explore and develop oil and gas reserves may impair our business.

The oil and gas industry is extremely competitive. Present levels of competition for oil and gas leases and drilling rights are high worldwide.  Other oil and gas companies with greater resources may compete with us by bidding for leases and drilling rights, as well as other properties and services we may need to operate our business.  Additionally, other companies may compete with us in obtaining capital from investors. Competitors include larger, established exploration and production companies, which have access to greater financial and other resources than we have currently, and may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, giving them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  Because of some or all of these factors, we may not be able to compete.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions building and expanding our business. If we fail to effectively manage our growth, our financial results will be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems, processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	optimally allocate our human resources; or

•	identify and hire qualified employees or retain valued employees.

If we are unable to manage our growth and our operations, our financial results could be adversely affected, which could prevent us from ever attaining profitability .

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency impacting any jurisdiction where we might conduct our business activities, including the BOEM, may be changed, applied or interpreted in a manner which may fundamentally alter the ability of the Company to conduct business.  The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or other special interest groups, may have a detrimental effect on us.  Any or all of these situations may have a negative impact on our ability to operate profitably.

Additionally, certain bonding and/or insurance may be required in jurisdictions in which we chose to have operations, increasing our costs to operate.

Risks Related to Our Industry in Which We Intend to Compete

Current volatile market conditions and significant fluctuations in energy prices may continue indefinitely, negatively affecting our business prospects and viability.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on our planned operations, financial condition and level of expenditures that we may ultimately have to make for the development of any oil and natural gas reserves we may acquire. The prices we receive for any production and the levels of any production and reserves will depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas by both refineries and end users;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the price and volume of imports of foreign oil and natural gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations and taxes;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas;

•	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas;

•	import and export regulations for liquefied natural gas (“LNG”) and/or refined products derived from oil and gas production from the U.S.;

•	speculation in the price of commodities in the commodity futures market;

•	the availability of drilling rigs and completion equipment; and

•	the overall economic environment.

Further, oil and natural gas prices do not necessarily fluctuate in direct relationship to each other. As a result, our future financial results will be more sensitive to fluctuations in oil prices. The price of oil has been extremely volatile, and we expect this volatility to continue for the foreseeable future. The slowdown in economic activity caused by the worldwide economic recession has reduced worldwide demand for and impacted energy prices.  This may result in lower crude oil and natural gas prices. Crude oil prices declined from record high levels in early July 2008 of over $140 per Bbl to below $45 per Bbl in February 2009 before rebounding to over $97 per Bbl in December 2013. Natural gas prices declined from over $13 per MMBtu in mid-2008 to approximately $4.17 per MMBtu in December 2013. Such a decline could occur again in the future due to global economic conditions.  These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty.

Exploration for oil and natural gas is risky and may not be commercially successful, impairing our ability to generate revenues.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. We may not discover oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans, locations as a result of prior exploratory wells or additional seismic data and interpretations thereof, and final commercial terms negotiated with partners.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. There is no assurance that we will successfully complete any wells or if successful, that the wells would be economically successful.  Moreover, the successful drilling or completion of any oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations, the result of which will materially adversely affect our business.

Oil and gas operations are subject to comprehensive regulation and taxation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on the Company.

Oil and gas operations are subject to national and local laws and taxes relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to national and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages, which we may elect not to insure against due to prohibitive premium costs and other reasons.  We have not been required to spend any amounts on compliance with environmental regulations, as we have no oil and gas properties to date. However, we may be required to expend substantial sums in the future and this may affect our ability to develop, expand or maintain our operations.

We may be dependent upon third party operators of any oil and gas properties we may acquire.

Third parties may act as the operators of our oil and gas wells and control the drilling and operating activities to be conducted on our properties, if and when such assets are acquired and drilled. This exposes our business success to the technical and financial resources of our partners, which could limit our growth. Therefore, we may have limited control over certain decisions related to activities on our properties relating to the timing, costs, procedure, and location of drilling or production activities, which could affect the Company’s results.

We will acquire leases or drilling rights, which may be lost if we do not drill in a timely manner.

We expect to acquire leases or drilling rights in the near future.  We anticipate the terms of these leases or drilling rights will require a well be drilled on the property within a period of multiple years to be started on the lease date. If a well is not drilled in the stated period, the leases or drilling rights will expire resulting in a loss of assets for the company.

We may not be able to develop oil and gas reserves on an economically-viable basis.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find, develop and commercially produce oil and gas reserves, assuming we acquire leases or drilling rights. Our future reserves, if any, will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into the market.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case.  Therefore, these conditions could adversely impact our operations.

A shortage of drilling rigs and other equipment and geophysical service crews could hamper our ability to exploit any oil and gas resources we may acquire.

Because of increased global oil and gas exploration activities, competition for available drilling rigs and related services and equipment has increased significantly, and we believe that these rigs and related items may become more expensive and harder to obtain once we begin our drilling operations.  We may not be able to procure the necessary drilling rigs and related services and equipment or the cost of such items may be prohibitive.  Our ability to comply with future license obligations or otherwise generate revenues from the production of operating oil and gas wells could be hampered as a result of this, and our business could suffer.

Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, prevention of the right to operate or participate in leasing, and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Any insurance that we may acquire will likely be inadequate to cover liabilities we may incur.

Our involvement in the exploration for, and development of, oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we intend to obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us.  If we suffer a significant event that is not fully insured or if the insurer of such event is not solvent or denies coverage, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Cyber attack.

Our industry is highly reliant upon digital data, software, hardware, and remote communications, which may be stolen by hackers or cyber thieves causing our data to be corrupted or unknowingly modified.  Theft may also result in loss of intellectual property that could be valuable to our competitors.

Risks Related to our Common Stock

There is not now, and there may never be, an active market for our common stock.

Shares of our common stock have historically been thinly traded, currently there is no market for our common stock, and no market for our common stock may develop in the future. As a result, our stock price as quoted by the OTCBB or OTCQB may not reflect an actual or perceived value.  Moreover, several days may pass before any shares are traded; meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including, but not limited to:

•	we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and

•
stock analysts, stock brokers and institutional investors may be risk-averse and reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we become more viable.

As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time, and may lose their entire investment.  There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained.  This severely limits the liquidity of our common stock and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

We cannot assure that our common stock will become liquid or that it will be listed on a national securities exchange.

Until our common stock is listed on a national securities exchange such as the NASDAQ Capital Market or the NYSE, we expect our common stock to remain eligible for quotation on the OTCBB and OTCQB.  If we fail to meet the criteria set forth in SEC regulations, various requirements govern the conduct of broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.  This would also make it more difficult for us to raise capital.

We may issue preferred stock.

Our Certificate of Incorporation authorizes the issuance of up to 50 million shares of “blank check” preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that we will not do so in the future.

Future sales of our common stock could lower our stock price.

We will likely sell additional shares of common stock to fund working capital obligations in future periods.  We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock.  Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.  Moreover, sales of our common stock by existing shareholders pursuant to Rule 144 (which will be available for substantially all of our shareholders commencing on May 15, 2014) could also depress the price of our common stock.  As our current executive officers and directors own a substantial amount of our common stock, a decision by one of them to sell could adversely affect the price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The price of our common stock will remain volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results including but not limited to leasing, drilling, and discovery of oil and gas;

•	announcements of developments by us, our strategic partners or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our Company’s industry;

•	additions or departures of key personnel;

•	sales of our common stock or other securities in the open market;

•	our ability to acquire seismic data and other intellectual property on commercially reasonable terms and to defend such intellectual property from third party claims;

•	litigation;

•	the market’s reaction to our reduced disclosure as a result of being an emerging growth company under the JOBS Act; and

•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of companies’ securities, securities class action litigation has often been initiated against those companies.  Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate paying any dividends on our common stock.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment in the Company.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make our common stock less attractive to investors.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. In particular, we have not included all of the executive compensation related information that would be required in this prospectus if we were not an emerging growth company. In addition, for so long as we are  an  emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and

•	submit certain executive compensation matters to shareholder advisory votes, such as “say on pay” and “say on frequency.”

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  However, we are electing not to take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. Also, as our business grows, we may no longer satisfy the conditions of an  emerging growth company. We will remain an   “emerging   growth   company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) 5 years from the effective date of this Prospectus; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on March 31. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to enjoy part or all of the benefits from the JOBS Act. We cannot predict whether investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

You may experience further dilution of your ownership interests if the authorized shares of common stock are increased from 750,000,000 to 975,000,000.

On May 5, 2014 the Company filed a definitive schedule 14A disclosing that at the upcoming annual shareholder meeting to be held on May 29, 2014, the Company plans to seek shareholder approval to amend and restate our certificate of incorporation to increase the authorized number of shares of common stock from 750,000,000 to 975,000,000.  The proposed increase in the authorized common stock has been recommended by the Board to assure that an adequate supply of authorized unissued shares is available for use primarily in connection with future capital raising, corporate transactions, such as mergers and/or acquisitions. If this proposal is approved by the shareholders the future issuance of our authorized but currently unissued equity securities may result in the dilution of the ownership interests of our present stockholders.  There currently are no definitive plans or arrangements relating to the issuance of any of the additional shares of common stock proposed to be authorized.

The amendments to our certificate of incorporation contemplated in our Definitive Proxy, if approved by the stockholders at the annual meeting, could make a merger, tender offer or proxy contest difficult.

The Company’s definitive schedule 14A disclosing that at the annual shareholder meeting the Company plans to seek shareholder approval to amend and restate our certificate of incorporation to (1) eliminate the ability of stockholders to act by written consent and (2) to classify the board of directors into three classes with staggered terms.  These amendments, if approved by the stockholders at the annual meeting, may discourage, delay or prevent a change in control.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own account.  We will not receive any of the proceeds from the resale of these shares.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling security holders may sell up to 63,240,335 shares of our common stock from time to time in one or more offerings under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. Each selling shareholder has informed us that he, she or it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Furthermore, unless otherwise indicated below, none of the selling shareholders are affiliates of broker-dealers. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering(2)	Percentage of Ownership After Completion of Offering (2)(3)
Boswell Investments, LLC(4)	2,083,333	2,083,333	-	-
Brian Hoppes	834,167	834,167	-	-
Charles Scott Shepherd	583,334	583,334	-	-
C. Gardonrod Holdings Ltd. (5)	100,000	100,000	-	-
Cheri Pedersen	5,250,000(6)	150,000(7)	5,000,000	*
Claude McQuarrie, III	4,166,668(8)	2,500,000(9)	-	-
Clive Brookes	6,833,333(10)	833,333(11)	6,000,000	*
Cross Cap Energy QP, LP(12)	3,481,200	3,481,200
Cross Cap Energy, LP(13)	1,518,800	1,518,800	-	-
David and Kathryn Dellosso	250,000	250,000	-	-
Devinder Bhatia	208,333	208,333	-	-
Douglas Wyatt	4,200,000	4,200,000	-	-
Erin McQuarrie	833,334	833,334	-	-
Forrest Edwin Harrell	8,000,000	8,000,000	-	-
Gretchen and John-Mark Stephenson	125,000	125,000	-	-
Heath D. and Katherine A. Hoppes	418,000	418,000	-	-
James Ryan and Hillary Johnson	833,333	833,333	-	-
James Speakman	300,000	300,000	-	-
John Burke	900,000	900,000	-	-
John H. and Jodi F. Malanga(14)	166,667	166,667	-	-
Kyle and Kristin Hoppes	833,333	833,333	-	-
Law Offices of Cecil W. Bain, P.C. 401K Profit-Sharing Plan (15)	210,000	210,000	-	-
Lisa D. & Michael W. Stewart	1,666,667	1,666,667	-	-
Michael Eldon and Colleen Bray	833,333	833,333	-	-
Moriyama Enterprises Inc.(16)	500,000	500,000	-	-
Morris, Paul L .(17)	1,666,667	1,666,667	-	-
Nanci Leanne Anderson	499,833	499,833	-	-
Nancy Quinn	1,000,000	1,000,000	-	-
Nathaniel and Sara Harris	170,000	170,000	-	-
Newton O. and Lynn A. Duncan (18)	1,666,667	1,666,667	-	-
Price, Richard A.	1,000,000	1,000,000	-	-
Quinn Oil Company, Ltd .(19)	1,000,000	1,000,000	-	-
Richard Langdon (17)	416,667	416,667	-	-
Richard H. Bachmann	2,000,000	2,000,000	-	-
Richard J. Heaney (20)	1,166,667	416,667	750,000	*
Richard P. and Susan L. Crist,	208,333	208,333	-	-
Ryan McQuarrie	833,334	833,334	-	-
Saad Kettani	1,000,000	1,000,000	-	-
Salvatore Rametta	500,000	500,000	-	-
Sauder Treasury Holdings Ltd .(21)	16,666,667	16,666,667	-	-
Terry and Theresa Stellman (22)	1,750,000	1,000,000	750,000	*
The William Robert Sinclair Revocable Trust (23)	833,333	833,333	-	-
 * Less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holders has sole or shared voting power or investment power and also any shares, which the selling security holders has the right to acquire within 60 days.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling security holders are under no obligations known to us to sell any shares of common stock at this time.

(3)	This percentage is based upon 625,724,010 shares issued and outstanding as of April 22, 2014, plus the additional shares that the selling stockholder is deemed to beneficially own.

(4)
The shares are directly owned by Boswell Investments, LLC.  Charles Louis Boswell and Robert Stephen Boswell are the members of Boswell Investment, LLC and may be deemed the beneficial owner of the shares of common stock held by Boswell Investments, LLC. Charles Louis Boswell serves as the manager of Boswell Investments, LLC, and has voting and investment control with respect to the shares of common stock held by Boswell Investments, LLC.

(5)	Cheri Pedersen is the principal executive officer of C. Gardonrod Holdings Ltd. and has voting and investment control over the shares held by C. Gardonrod Holdings Ltd.

(6)
This includes: (i) 150,000 shares of common stock acquired directly by Ms. Pedersen in October 2013 in connection with the Company’s private placement of shares at a purchase price of $0.12 per share; (ii) 5,000,000 shares of common stock acquired directly by Ms. Pedersen in March 2013 in connection with the Company’s private placement of shares at a purchase price of $0.01 per share (which are not being registered herein); and (iii) 100,000 shares of common stock acquired by C. Gardonrod Holdings in October 2013 in connection with the Company’s private placement of shares at a purchase price of $0.12 per share.  Ms. Pedersen is the principal executive officer of C. Gardonrod Holdings Ltd.  As a result, the selling stockholder may be deemed to have beneficial ownership over the shares held by C. Gardonrod Holdings Ltd.  Accordingly, the shares beneficially owned by C. Gardonrod Holdings Ltd have been aggregated with the securities beneficially owned by the selling stockholder for purposes of the determining the total number of shares owned in this table.

(7)
Comprised of 150,000 shares of common stock acquired directly by Ms. Pedersen in October 2013 in connection with the Company’s private placement of shares at a purchase price of $0.12 per share which are being registered herein.  This does not include 100,000 shares of common stock held in the name of C. Gardonrod Holdings Ltd. (see footnote 6 above).  The 100,000 shares of common stock directly owned by C. Gardonrod Holdings Ltd. are included in this prospectus under C. Gardonrod Holding Ltd.

(8)
This includes: (i) 2,500,000 shares of common stock owned in the name of Claude McQuarrie, III; (ii) 833,334 shares of common stock owned in the name of Ryan McQuarrie, the selling shareholder’s son; and (iii) 833,334 shares of common stock owned in the name of Erin McQuarrie, the selling shareholder’s daughter.  The selling shareholder has reported that Ryan McQuarrie and Erin McQuarrie share his residence.  Therefore, he may be deemed to have beneficial ownership over the shares held in the name of Ryan McQuarrie and Erin McQuarrie.  Accordingly, the shares owned by Ryan McQuarrie and Erin McQuarrie have been aggregated with the securities beneficially owned by the selling stockholder for purposes of determining the total number of shares owned in this table.

(9)
Comprised of 2,500,000 shares of common stock directly owned by Claude McQuarrie, III.  This does not include 833,334 shares of common stock owned in the name of Ryan McQuarrie, the selling shareholder’s son or 833,334 shares of common stock owned in the name of Erin McQuarrie, the selling shareholder’s daughter shares (see footnote 8 above).  The shares of common stock directly owned by Ryan McQuarrie and Erin McQuarrie are included in this prospectus under their respective names.

(10)
This includes: (i) 833,333 shares of common stock acquired directly by Mr. Brooks in June 2013 in connection with the Company’s private placement of shares at a purchase price of $0.12 per share; (ii) 2,500,000 shares of common stock acquired directly by Mr. Brooks in February 2013 in connection with the Company’s private placement of shares at a purchase price of $0.01 per share (which are not being registered herein); and (iii) 3,500,000 shares of common stock acquired directly by Mr. Brooks in June 2012 in connection with the Company’s private placement of shares at a purchase price of $0.01 per share (which are not being registered herein).

(11)
Comprised of 833,333 shares of common stock acquired directly by Mr. Brooks in June 2013 in connection with the Company’s private placement of shares at a purchase price of $0.12 per share which are being registered herein.  This does not include 6,000,000 shares of common stock owned by Mr. Brooks.

(12)
H. Mark Crosswell is the general partner of Cross Cap Energy QP, LP and consequently has voting control and investment discretion over securities held by Cross Cap Energy QP, LP.  The selling stockholder has informed us that it is an affiliate of a registered broker-dealer and has represented that it acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(13)
H. Mark Crosswell is the general partner of Cross Cap Energy, LP and consequently has voting control and investment discretion over securities held by Cross Cap Energy, LP.  The selling stockholder has informed us that it is an affiliate of a registered broker-dealer and has represented that it acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(14)
John Malanga has informed us that he is an employee of a registered broker-dealer and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(15)
Cecil W. Bain has investment and voting control over the Law Offices of Cecil W. Bain, P.C. 401K Profit-Sharing Plan. The selling stockholder has informed us that he is the brother of Ronald A. Bain, the Company’s president and chief operating officer.

(16)	Derral Moriyama and Linda Moriyama are the principal executive officers of Moriyama Enterprises Inc. and share voting and investment control over the shares held by Moriyama Enterprises Inc.

(17)	Appointed a director of the Company in March 2014.

(18)	The selling security holders have informed us that they are the parents-in-law of Brady Rodgers, the Company’s vice president of Engineering and Business Development.

(19)	Carl S. Quinn is general partner of Quinn Oil Company, Ltd. and has voting and investment control over the shares held by Quinn Oil Company, Ltd.

(20)
Richard Heaney is employed by the Company as a geoscientist.  In October 2013, the Company issued Mr. Heaney 750,000 shares of common stock as compensation.  See “Management – Certain Relationships and Related Party Transactions.”

(21)	P. Leigh Sauder is the principal executive officer of Sauder Treasury Holdings, Ltd. and has voting and investment control over the shares held by Sauder Treasury Holdings, Ltd.

(22)
Terry Stellman is employed by the Company as a geophysicist.  In April 2013, the Company issued Mr. Stellman 750,000 shares of common stock as compensation. “Management – Certain Relationships and Related Party Transactions.”

(23)	William R. Sinclair, as trustee, has voting and investment control over the securities held by The William Robert Sinclair Revocable Trust U/A/D.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the Shares owned by them, if permitted by applicable laws and regulations, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Each selling shareholder has informed us that he, she or it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Certain of the selling shareholders are affiliates of broker-dealers. Each such selling shareholder has represented to us that it acquired the securities to be resold pursuant to this prospectus in the ordinary course of its business and, at the time of the acquisition, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.  If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling security holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.  The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  If the selling security holders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized to issue 750,000,000 shares of common stock, par value $0.001, of which 625,724,010 shares are issued and outstanding as of April 22, 2014.   We are also authorized to issue 50 million shares of preferred stock, par value $0.001, none of which have been issued as of April 22, 2014.

Common Stock

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our Certificate of Incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors requires the affirmative vote of a plurality of shares represented at a meeting, and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Preferred Stock

We are authorized to issue 50 million shares of “blank check” preferred stock, none of which are issued and outstanding.  We have no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control without further action by the stockholders.

Delaware Anti-Takeover Statute

We have elected not be governed by Section 203 of the DGCL (“Section 203”).  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless certain conditions are satisfied.

Indemnification

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation further provides that, if the DGCL is amended after the effective date of our Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation and Bylaws contains provisions that provide for indemnification of officers and directors to the full extent permitted by, and in the manner permissible under Delaware law. Delaware law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation.

The Company has entered into indemnification agreements with Mr. Seitz, a director and executive office, Mr. Askew, a director, and Mr. Moore, Dr. Bain and Mr. Rodgers, each executive officers of the Company (each an “Indemnification Agreement,” collectively “Indemnification Agreements”).  Pursuant to the Indemnification Agreements, the Company agrees to indemnify each director or officer, as the case may be, against any and all expenses to the fullest extent permitted by the law and the Company’s Certificate of Incorporation if such director or officer was, is, becomes or is threatened to be made a party to or witness or other participant in a claim by reason of (or arising in part out of) the director or officer’s service as a director, officer, partner, employee, trustee, agent or fiduciary of the Company or any of its subsidiaries or the director or officer’s service at the request of the Company in any such capacity with any other enterprise. The Indemnification Agreement also provides for, among other things, the advancement of expenses relating to the indemnification obligations, subject to reimbursement in the event the individual is not entitled to indemnification under applicable law and the Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registration Rights

In connection with the Company’s private placement during 2013, we granted registration rights to purchasers of 63,240,335 shares of common stock.  Under the registration rights agreements, as amended, that we entered into with such purchasers, we are obligated to file a resale registration statement with the SEC to register under the Securities Act the resale of these 63,240,335 shares as soon as practicable and to obtain effectiveness of such registration statement as soon as practicable.  The registration statement of which this prospectus is a part is being filed in accordance with our obligations under this registration rights agreement.

The Company will be required to use its reasonable best efforts to keep the registration statement, or registration statements, continuously effective until all of the shares covered thereby have been publicly sold, or until all such shares may be sold without restriction.  We have agreed to indemnify the selling holders of these shares against, or in certain circumstances to contribute to, certain liabilities incurred by them in connection with the offering and sale of the shares pursuant to such registration statement, including liabilities under the Securities Act.  We have agreed to pay all costs and expenses incurred by us (as well as up to $5,000 of legal fees of counsel representing the selling security holders) in complying with these registration rights obligations, except that each selling holder will be responsible for any underwriters’ or brokers’ discounts, fees or commissions payable in connection with the sale of such holder’s shares.

Convertible Note and Option

During the fiscal year ended September 30, 2013, Mr. Seitz loaned the Company an aggregate of $6.5 million, due on demand, bearing interest at an annual rate of 5%, and convertible into Company common stock at a conversion price of $0.12 per share.  On May 31, 2013, Mr. Seitz converted $1.2 million of this debt into 10 million shares of Company common stock.  As of September 30, 2013, the Company owed Mr. Seitz a principal amount of $5.3 million plus accrued interest of $94,319.

In October 2013, the Company issued to Mr. Rodgers, an executive officer of the Company, a ten-year option to purchase 2,000,000 shares of our common stock at an exercise price of $0.12 per share and vesting 50% in October 2014 and 50% in October 2015, if he is still employed by The Company on such dates.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer LLC whose address is 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

BUSINESS

General

Since March 2013, we have been singularly focused on identifying and acquiring high-potential oil-focused prospects. We have licensed 3-D seismic data covering approximately 2.2 million acres and have and continue to evaluate these data using advanced interpretation technologies. As a result of these analyses, we have identified a number of targeted prospects in the Gulf of Mexico in water depths of less than 1,000 feet that we believe may contain economically recoverable hydrocarbon deposits.  We believe that our analysis enabled us to competitively bid on 23 blocks at the Central Gulf of Mexico Lease Sale 231 conducted by the BOEM held in March 2014.  Of those 23 bids, we were the high bidder on 22 blocks.   We have received notice that we have been awarded 3 of the blocks, but we have not yet received the executed lease on any of these blocks from the BOEM.   All bids are subject to review and final approval by the BOEM, which may take up to 120 days.   The cost of obtaining leases on all 22 blocks is approximately $7,843,642, of which we paid 20% in March 2014, paid an additional $318,881.60 in May 2014 in connection with two of the blocks that we have been awarded, intend to transmit an additional $682,046 for the third block and the remaining amount is due as and when the blocks are awarded.   While we intend to obtain leases for all 22 blocks, there can be no assurance of receiving BOEM approval of the issuance of such leases to us on our prospects.  The costs associated with obtaining leases on the prospects are set forth in the table below:

Blocks	Total Amount Bid	Lease Deposit Amount (Paid in March 2014)	Anticipated On-going annual Lease Payments	Outstanding Bid Amount and 1ST year Lease Payment (due upon Lease Award)
Vermilion South Addition Block 375	$155,551	$31,110	$35,000	$159,441
Vermilion South Addition Block 393	155,511	31,102	35,000	159,409
Garden Banks Area Block 173	808,808	161,762	63,360	710,406
South Marsh Island South Addition Block 183	118,811	23,762	24,570	119,619
South Marsh Island South Addition Block 187	808,808	161,762	35,000	682,046
Eugene Island South Addition Block 371	155,551	31,110	35,000	159,441	(1)
Eugene Island South Addition Block 378	404,404	80,881	35,007	358,530
Eugene Island South Addition Block 390	404,404	80,881	35,000	358,523
Eugene Island South Addition Block 395	155,511	31,102	35,007	159,416
Eugene Island South Addition Block 397	404,404	80,881	35,000	358,523
Ship Shoal South Addition Block 282	524,425	104,885	35,000	454,540
Ship Shoal South Addition Block 328	606,606	121,321	35,000	520,285
Ship Shoal South Addition Block 335	155,551	31,110	35,000	159,441	(1)
Ship Shoal South Addition Block 336	707,707	141,541	35,000	601,166
Ship Shoal South Addition Block 348	155,511	31,102	35,000	159,409
Ewing Bank Area Block 870	225,522	45,104	63,360	243,778
Ewing Bank Area Block 904	50,055	10,011	6,510	46,554
Ewing Bank Area Block 914	225,522	45,104	63,360	243,778
Ewing Bank Area Block 948	155,511	31,102	63,360	187,769
Green Canyon Area Block 4	50,055	10,011	5,026	45,070
Green Canyon Area Block 5	606,606	121,321	63,195	548,480
Grand Isle South Addition 103	808,808	161,762	35,000	682,046	(2)
Total:	$7,843,642	$1,568,728	$842,755	$7,117,669
    ___________________

(1)	BOEM awarded on May 1, 2014. The Company paid the Outstanding Bid Amount and 1st Year Lease Payment of $159,441 on May 8, 2014.
(2)	BOEM awarded on May 8, 2014. The Company intends to pay the Outstanding Bid Amount and 1st Year Lease Payment of $682,046 on or before May 27, 2014, the deadline set forth in the notice of award.

Upon an award of a lease covering any of our prospects we will be subject to the bonding or security requirements of BOEM for various obligations, including P&A obligations, for certain federal leases in the Gulf of Mexico. Failure to post the requisite bonds or otherwise satisfy BOEM’s security requirements could have a severe adverse effect on our ability to operate in the Gulf of Mexico.

Competitive Advantages

Experienced management team. We are led by management and technical teams that have significant experience in finding and developing oil and natural gas.  Our team has a track record of discovering and developing multi-billion dollar projects worldwide.  Our management team is led by John N. Seitz and Ronald A. Bain, who have over 75 years of combined industry experience exploring for and developing oil and natural gas.  Our technical team consists of geoscientists and engineers who have over 150 years of combined industry experience exploring for and developing oil and natural gas.   We believe that our management team is distinguished from our competitors by their significant experience and past record of discovering and developing oil and gas in North America (including the Gulf of Mexico and Alaska), North Africa and the North Sea.

Advanced seismic image processing. The commercial improvements in 3-D seismic data imaging and the development of advanced processing algorithms, including pre-stack depth and reverse time migration, have allowed the industry to better distinguish hydrocarbon traps and identify previously unknown prospects.  Specifically, advanced processing techniques improve the definition of the seismic data from a scale of time to a scale of depth correctly locating the images in three dimensions.   We view these technologies as a competitive advantage and believe that, to date, few competing oil and gas companies have fully utilized these technologies due to the financial costs of acquiring the technologies, the lack of experienced personnel to effectively utilize the technologies and a lack of emphasis by some in the industry on new technology.  Moreover, we believe it is unlikely that other E&P companies have fully used these technologies in the area we are focused on in the Gulf of Mexico, as evidenced by the lack of recent industry activity in our focus area and the lack of competitive bidding on the 22 blocks we were the high bidder on at the Central Gulf of Mexico Lease Sale 231.

Long-term relationships with industry leading E&P companies.  Our management has long-term relationships with multiple E&P companies we believe may have an interest in participating with us, either through farm-in or farm-out arrangements of future wells to be drilled. The reputation of our management team should present opportunities for jointly exploiting our targeted lease acquisitions, particularly after we have drilled wells that have proved reserves on leases that we acquire.

Well positioned to acquire lease acquisition opportunities.  As a result of interpreting our 3-D seismic data, we have identified lease acquisition opportunities that we believe have compelling characteristics in terms of size, geologic characteristics and potential for economic returns.   We were the high bid on 22 of the 23 blocks we bid upon at the March 2014 Central Gulf of Mexico Lease Sale 231 conducted by the BOEM.

Efficient capital utilization.  Our strategy has been to maximize our capital utilization by obtaining and reprocessing 3-D seismic data in areas we believe offer significant opportunities at low entry costs. Substantially all of our capital deployed since March 2013 has been for the licensing of seismic data, expenses related to the salaries of the technical staff who interpret the data, acquisition of the workstation hardware and software used to interpret that data, and the leasing of required office space. We have acquired our 3-D seismic data covering approximately 2.2 million acres on what we believe to be favorable terms.

Technical Strategy

We believe that a major obstacle to identifying potential hydrocarbon accumulations globally has been the inability of seismic technology to accurately image the geologic formations as a result of complex subsurface stratigraphy and structure. Certain subsurface layers can highly distort the seismic ray paths, potentially causing a misinterpretation of the underlying geology. Thus, we believe that the opportunity exists for a technology-driven petroleum exploration company to extensively apply the most advanced seismic technologies possible, with the goal of achieving higher commercial discovery rates for exploratory wells, and their subsequent appraisal and development, potentially having a positive impact on returns on invested capital.

Our technical approach to exploration and development has been to deploy a team of highly experienced technical scientists who have current and extensive understanding of the geology and geophysics of select geologic basins, thereby decreasing the traditional timing and execution risks of advancing up a learning curve. For data purchase and interpretation, our technical staff has prioritized specific geographic areas, with the goal to optimize initial capital outlays.

Modern 3-D seismic datasets with acquisition parameters suitable for improved imaging at various depths are readily available in many of these basins, and can be licensed on commercially reasonable terms. Critical to the technical success is the application of the best seismic imaging technology available, in order to optimize delineation of prospective structures and the ability to detect the presence of hydrocarbon-charged reservoirs below many complex geologic features. An example of such a seismic technology is reverse time migration, which we believe to be the most accurate, fastest, and yet affordable, seismic imaging technology for critical depth imaging available today.

Our Strategy

Our business plan is focused on discovering oil and natural gas in commercially viable quantities in the offshore waters of the Gulf of Mexico, and then developing any discoveries into proved reserves, production and ultimately cash flow.  Success of our business plan requires that we enter into agreements with other E&P companies (partnering) through which some, or all, of our portion of exploration, production and drilling costs will be paid.  To assist in the decision process by prospective partners, we will permit such companies to review the proprietary technical work performed by us to justify the participation in exploration drilling and ownership of the leases.  This is a commonly accepted industry transaction in partnering for risk mitigation and portfolio expansion, although we cannot assure you that we will be able to enter into any such agreements on satisfactory terms, if at all. Any company with which we may partner to conduct exploration drilling activities on prospects that we have identified using our licensed seismic data and ultimately acquire ownership in our leases, if not an existing licensee if the seismic, would be required to pay a license fee to the licensor of the data, at the licensor’s then-current rates.

As the high bidder on 22 blocks at the Central Gulf of Mexico Lease Sale 231, we have the opportunity to lease those 22 blocks from the BOEM.  All bids are subject to review and final approval by the BOEM prior to entering into a lease, which may take up to 120 days.   We have received notice that we have been awarded 3 of the blocks, but we have not yet received the executed lease on any of these blocks from the BOEM.   While we intend to obtain leases for all 22 blocks, there can be no assurance of receiving BOEM approval of the issuance of such leases to us on all of our prospects.  In anticipation of obtaining leases from the BOEM on the 22 blocks, we will seek potential candidates to participate in drilling exploration wells.

Prospect Analysis and Growth Strategy

Our prospect identification and analysis approach is based on a thorough understanding of the geologic trends within our focus areas. The initial exploration program has been focused in areas where lease acquisition opportunities are readily available. We have been focused on acquiring and reprocessing the highest quality seismic data available. We entered into two master 3-D license agreements, together covering approximately 2.2 million acres. We have completed advanced processing on almost 1 million acres within this licensed seismic area. We plan to expand this coverage and perform further advanced processing, both with currently licensed seismic data and seismic data to be acquired. We seek to acquire and reprocess the highest resolution data available in the potential prospect’s direct vicinity. This includes advanced imaging information to further our understanding of a particular reservoir’s characteristics, including both trapping mechanics and fluid migration patterns. Reprocessing is accomplished through a series of model building steps that incorporate the geometry of the geology to optimize the final image. The integration of existing geologic understanding and enhanced seismic interpretation by us provides the Company with unique perspectives on existing producing areas and underexplored formations prospective for hydrocarbon production.

Additional sources of growth opportunities will be considered through farm-in deals and prospect trades, with well established companies that hold active leases in the selected basins. As is consistent with a prudent and successful exploration approach, we believe that additional seismic acquisition, processing, and/or interpretation may become highly advantageous, in order to more precisely define the most optimal drillable location(s).

Drilling and other Exploratory and Development Strategies

Upon successful acquisition of targeted prospects, our plan is to enter into farm-in and farm-out arrangements with other oil and gas companies with well-established operating capabilities. Our goal in these transactions will be to diversify risk and minimize capital exposure to exploration drilling costs. We expect much of our exploration drilling costs to be paid by our partners through these transactions in return for our delivery of an identified prospect on acreage we control. Such arrangements are a commonly accepted industry method of proportionately recouping pre-drill cost outlays for seismic, land, and associated interpretation expenses. We cannot assure you, however, that we will be able to enter into any such arrangements on satisfactory terms. In any drilling, we expect that our retained working interest will be adjusted based upon factors such as geologic risk and well cost.

Early monetization of a discovered asset or a portion of a discovered asset is an option for the Company as a means to fund development or additional exploration projects as an alternative to potential equity or debt offerings. However, if a reasonable value were not received from the market at the discovery stage, then we may elect to retain (subject to lease terms) the discovery asset undeveloped, until a reasonable offer is received in line with our perceived market value, or we may elect to seek development partners on a promoted basis in order to substantially reduce capital development requirements.

We expect that any drilling activities are not likely to commence until calendar year 2015.

Oil and Gas Industry

The oil and gas industry is a complex, multi-disciplinary sector that varies greatly across geographies. As a heavily regulated industry, operating conditions are subject to political regimes and changing legislation. Governments can either induce or deter investment in exploration and production, depending on legal requirements, fiscal and royalty structures and regulation. Beyond political considerations, exploration and production for hydrocarbons is an extremely risky business with multiple failure modes. Exploration and production wells require substantial investment and are long-term projects, sometimes exceeding twenty to thirty years. Regardless of the effort spent on an exploration or production prospect, success is difficult to attain. Even though modern equipment, including seismic equipment and advanced software, has helped geoscientists find producing structures and map reservoirs, they do not guarantee any outcome. Drilling is the only method to ultimately determine whether a prospect will be productive, and even then, many complications can arise during drilling (e.g., those relating to drilling depths, pressure, porosity, weather conditions, permeability of the formation and rock hardness) among others.

Typically, there is a significant chance that exploratory wells will result in non-producing holes, leaving investors with the cost of seismic data and a dry well which can total millions of dollars. Even if oil or gas is produced from a particular well, there is always the possibility that treatment, at additional cost, may be required to make production commercially viable. Further, production profiles decline over time. In summary, oil and gas exploration and production is an industry with high risks and high entry barriers, but it is also potentially lucrative.

Oil and gas prices determine the commercial feasibility of a project. Certain projects may become feasible with higher prices or, conversely, may falter with lower prices. Volatility in the price of oil, gas and other commodities has increased during the last few years, complicating the assessment of revenue projections. Most governments have enforced strict regulations to uphold high standards of environmental awareness; thus, holding companies to a high degree of responsibility vis-à-vis protecting the environment. Aside from such environmental factors, oil and gas drilling is often conducted near populated areas. For a company to be successful in its drilling endeavors, working relationships with local communities are crucial to promote business strategies and to avoid the repercussions of disputes that might arise over local business operations. At this time, the Company does not have any production or proved oil or gas reserves.

Governmental Regulation

Our future oil and gas operations will be subject to various federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation, and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, and local laws and regulations relating primarily to the protection of human health and the environment. State and local laws and regulations may affect the prices at which royalty owners are paid for their leases by requiring more stringent disclosure and certification requirements, adjusting interest rates for late payments, raising legal and administrative costs and imposing more costly default contractual terms. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.  Although the regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect others in our industry with similar business models.

Environmental laws provide for, among other things, restrictions and prohibitions on spills, releases, or emissions of various substances produced in association with oil and gas operations. The laws also require that wells and facility sites be operated, maintained, abandoned, and reclaimed to the satisfaction of the applicable regulatory authorities. Compliance with such laws can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. The discharge of oil or gas or other pollutants into the air, soil, or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of any future production or a material increase in the costs of production, development, or exploration activities or otherwise adversely affect our financial condition, results of operations, or prospects. We could incur significant liability for damages, clean-up costs, and penalties in the event of discharges into the environment, environmental damage caused by us, or previous owners of our property, or non-compliance with environmental laws or regulations. In addition to actions brought by governmental agencies, we could face actions brought by private parties or citizens groups. Any of the foregoing could have a material adverse effect on our financial results.

Failure to comply with environmental laws could result in fines or penalties being owed to third parties or governmental entities, the payment of which could have a material adverse effect on our financial condition or results of operations.

On April 22, 2010, the Deepwater Horizon, a semi-submersible deepwater drilling rig operating in the U.S. Gulf of Mexico, sank after an apparent blowout and fire resulting in a significant flow of hydrocarbons from the BP Macondo well. Subsequent to the Deepwater Horizon incident in the Gulf of Mexico in April 2010, the BOEM issued a series of “Notice to Lessees” (“NTLs”) imposing new regulatory requirements and permitting procedures for new wells to be drilled in federal waters of the outer continental shelf (“OCS”). These new regulatory requirements include the following:

•
the Environmental NTL, which imposes new and more stringent requirements for documenting the environmental impacts potentially associated with the drilling of a new offshore well and significantly increases oil spill response requirements;

•
the Compliance and Review NTL, which imposes requirements for operators to secure independent reviews of well design, construction and flow intervention processes and also requires certifications of compliance from senior corporate officers;

•
the Drilling Safety Rule, which prescribes tighter cementing and casing practices, imposes standards for the use of drilling fluids to maintain well bore integrity and stiffens oversight requirements relating to blowout preventers and their components, including shear and pipe rams; and

•
the Workplace Safety Rule, which requires operators to employ a comprehensive safety and environmental management system (“SEMS”) to reduce human and organizational errors as root causes of work-related accidents and offshore spills and to have their SEMS periodically audited by an independent third party auditor approved by the Bureau of Safety & Environmental Enforcement (“BSEE”).

Since the adoption of these new regulatory requirements, the BOEM has been taking much longer to review and approve permits for new wells than was common prior to the Deepwater Horizon incident. The new rules also increase the cost of preparing each permit application and will increase the cost of each new well, particularly for wells drilled in deeper waters on the OCS.

The BOEM, BSEE and Office of National Resources Revenue are expected to continue to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and other regulatory agencies could potentially issue new safety and environmental guidelines or regulations in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. We are monitoring legislation and regulatory developments; however, it is difficult to predict the ultimate impact of any new guidelines, regulations or legislation.

Environmental Regulation

The operation of our future oil and gas properties will be subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Applicable U.S. federal environmental laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Clean Water Act (“CWA”) and the Clean Air Act (“CAA”). These laws and regulations govern environmental cleanup standards, require permits for air, water, underground injection, solid and hazardous waste disposal and set environmental compliance criteria. In addition, state and local laws and regulations set forth specific standards for drilling wells, the maintenance of bonding requirements in order to drill or operate wells, the spacing and location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells, and the prevention and cleanup of pollutants and other matters. Typically, operators maintain insurance against costs of clean-up operations, but may not be fully insured against all such risks. Additionally, Congress and federal and state agencies frequently revise the environmental laws and regulations, and any changes that result in delay or more stringent and costly permitting, waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on our operating costs. There can be no assurance that future developments, such as increasingly stringent environmental laws or enforcement thereof, will not cause us to incur material environmental liabilities or costs.

Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties and the imposition of injunctive relief. Accidental releases or spills may occur in the course of the operations of our properties, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

The environmental laws and regulations that could have a material impact on the oil and natural gas exploration and production industry and our business are as follows:

Hazardous Substances and Wastes. CERCLA, also known as the “Superfund law,” imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that transported or disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file corresponding common law claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Waste Discharges. The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment beams and similar structures to help prevent the contamination of navigable waters by a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for noncompliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

Air Emissions. The CAA and associated state laws and regulations restrict the emission of air pollutants from many sources, including oil and gas operations. New facilities may be required to obtain permits before construction can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. More stringent regulations governing emissions of toxic air pollutants and greenhouse gases (“GHGs”) have been developed by the EPA and may increase the costs of compliance for some facilities.

Oil Pollution Act. The Oil Pollution Act of 1990, as amended (“OPA”) and regulations thereunder impose a variety of requirements on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A “responsible party” includes the owner or operator of an onshore facility, pipeline or vessel, or the lessee or permittee of the area in which an offshore facility is located. OPA assigns liability to each responsible party for oil cleanup costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by OPA. OPA imposes ongoing requirements on a responsible party, including the preparation of oil spill response plans and proof of financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill.

National Environmental Policy Act. Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. The process involves the preparation of either an environmental assessment or environmental impact statement depending on whether the specific circumstances surrounding the proposed federal action will have a significant impact on the human environment. The NEPA process involves public input through comments which can alter the nature of a proposed project either by limiting the scope of the project or requiring resource-specific mitigation. NEPA decisions can be appealed through the court system by process participants. This process may result in delaying the permitting and development of projects, increase the costs of permitting and developing some facilities and could result in certain instances in the cancellation of existing leases.

Worker Safety. The Occupational Safety and Health Act (“OSHA”) and comparable state statutes regulate the protection of the health and safety of workers. The OSHA hazard communication standard requires maintenance of information about hazardous materials used or produced in operations and provision of such information to employees. Other OSHA standards regulate specific worker safety aspects of our operations. Failure to comply with OSHA requirements can lead to the imposition of penalties.

Safe Drinking Water Act. The Safe Drinking Water Act and comparable state statutes restrict the disposal, treatment or release of water produced or used during oil and gas development. Subsurface emplacement of fluids (including disposal wells or enhanced oil recovery) is governed by federal or state regulatory authorities that, in some cases, includes the state oil and gas regulatory authority or the state’s environmental authority. These regulations may increase the costs of compliance for some facilities.

Offshore Drilling. In 2011, the U.S. Department of Interior issued new rules designed to improve drilling and workplace safety in the U.S. Gulf of Mexico, and various congressional committees began pursuing legislation to regulate drilling activities and increase liability. The BOEM , BSEE and Office of National Resources Revenue are expected to continue to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and other regulatory agencies could potentially issue new safety and environmental guidelines or regulations in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays.  We are monitoring legislation and regulatory developments; however, it is difficult to predict the ultimate impact of any new guidelines, regulations or legislation. A prolonged suspension of drilling activity or permitting delays in the U.S. Gulf of Mexico and new regulations and increased liability for companies operating in this sector, whether or not caused by a new incident in the region, could adversely affect the business and planned operations of oil and gas companies.

Effect of Existing or Probable Governmental Regulations on our Business

We are subject to the following regulations of the SEC and applicable securities laws, rules and regulations:

Smaller Reporting Company.  We are subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the disclosure requirements of Regulation S-K of the SEC, as a “smaller reporting company.” That designation will relieve us of some of the informational requirements of Regulation S-K applicable to larger companies.

Sarbanes/Oxley Act.  We are also subject to the Sarbanes/Oxley Act of 2002. The Sarbanes/Oxley Act created a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; management's assessment of our internal controls; prohibits certain insider trading during pension fund blackout periods; requires companies to evaluate internal controls and procedures; and establishes a federal crime of securities fraud, among other provisions. Compliance with the requirements of the Sarbanes/Oxley Act has and will continue to substantially impact our legal and accounting costs.

Exchange Act Reporting Requirements.  Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders at special or annual meetings thereof or pursuant to a written consent will require us to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We are also required to file Annual Reports on SEC Form 10-K and Quarterly Reports on SEC Form 10-Q with the SEC on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on SEC Form 8-K.

Competition

We operate in a highly competitive environment for generating and reviewing prospects and acquiring properties.  Many of our competitors are major or independent oil and gas companies that possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than ours. We believe that we may have to compete with other companies when acquiring leases or oil and gas properties.  These additional resources can be particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for prospects than we are able or willing to pay. Further, our competitors may be able to expend greater resources on the existing and changing technologies that we believe will impact attaining success in the industry. If we are unable to compete successfully in these areas in the future, our future growth may be diminished or restricted. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful drill attempts, delays, sustained periods of volatility in financial or commodity markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our operations.

Employees

We currently have 11 employees.  We utilize consultants, as needed, to perform strategic, technical, operational and administrative functions, and as advisors.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company.

Property

We lease 6,111 square feet of office space at our corporate headquarters at 2500 City West, Suite 800, Houston, Texas 77042 on market terms through June 30, 2015.  We own office equipment, office furniture, and computer equipment.

Historical Background

The Company was incorporated under the laws of the State of Utah on December 12, 2003, as “Lostwood Professional Services, Inc.” On July 21, 2004, the Company changed its name to “Plan A Promotions, Inc.”  The Company became an SEC reporting company in 2006, when a registration statement for its common stock was declared effective under the Exchange Act.  At that time, the Company was engaged in the business of selling promotional and marketing merchandise and apparel.  Those operations were discontinued later that year, and the Company was not engaged in any active business in the following years.  In June 2011, the Company and certain of its shareholders sold an aggregate of 9,700,000 shares of the Company’s common stock at a price of $0.01 per share to certain accredited investors, which resulted in a change of control and management.  Following the change of control, in April 2012 the Company changed its state of incorporation from the State of Utah to the State of Delaware, and changed its name to GulfSlope Energy, Inc.  Prior to March 2013, the Company had not been engaged in any substantive business activity since 2006.

General

Our address is 2500 City West, Suite 800, Houston, Texas 77042 and our telephone number is (281) 918-4100. Our web site is www.gulfslope.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. You may access and read our SEC filings through the SEC’s web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” above for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.  The following discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared on the accrual basis of accounting, whereby revenues are recognized when earned, and expenses are recognized when incurred.  You should read this management's discussion and analysis of our financial condition and results of operations in conjunction with our historical financial statements included elsewhere in this Prospectus.  In addition to the impact of the matters discussed in "Risk Factors," our future results could differ materially from our historical results due to a variety of factors, many of which are out of our control.

Overview

Prior to March 2013, we had not been engaged in any substantive business activity since 2006. In March 2013, we entered into two ordinary course license agreements, and we expect to enter into additional ordinary course license agreements with seismic companies to acquire and reprocess additional seismic data.

During February and March 2013, we raised $470,000 through the sale of 47,000,000 shares of common stock.  The shares were subsequently issued in April 2013.

On October 30, 2013, the Company concluded a private placement of its common stock at a price of $0.12 per share, raising an aggregate of $9,712,441 through the sale of 68,496,107 shares of common stock for cash proceeds of $8,219,533 and the issuance of 12,440,903 shares of common stock upon conversion of $1,492,908 of outstanding indebtedness.

In March 2014, the Company entered into a farm out letter agreement with Texas South relating to five prospects located within 23 blocks we bid on at the Central Gulf of Mexico Lease Sale 231.  Of the blocks containing the 5 prospects, the Company was the high bidder on 4 prospects.  Under the terms of the farm-out letter agreement, Texas South will acquire up to a 20% working interest in these prospects for up to $10 million, of which $6.5 million has been paid to date.  Per the terms of the agreement, we have extended the payment of the remaining $3.5 million to coincide with our payment obligations to BOEM for the leases.  Texas South has also agreed to pay its proportionate share of the net rental costs related to these prospects.  The Company is obligated to refund all or a portion of the $10 million if it is unsuccessful in delivering the prospects (or as substituted as mutually agreed upon by the parties to include similar or greater prospectivity).  The Company will be the operator of record and has the right to negotiate all future joint operating agreements related to the potential leases, including these prospects.

In March 2014, we competitively bid on 23 blocks at the Central Gulf of Mexico Lease Sale 231 conducted by the BOEM.  Of those 23 bids, we were the high bidder on 22 blocks.  All bids are subject to review and final approval by the BOEM, which may take up to 120 days.   We have received notice that we have been awarded 3 of the blocks, but we have not yet received the executed lease on any of these blocks from the BOEM.  The cost of obtaining leases on all 22 blocks is approximately $7,843,642, of which we paid 20% in March 2014, paid an additional $318,881.60 in May 2014 in connection with two of the blocks that we have been awarded, intend to transmit an additional $682,046 for the third block and the remaining amount is due as and when the blocks are awarded.   We expect to utilize cash on hand plus the $3.5 million to be funded by Texas South to pay the 80% balance on the leases.

The Company has incurred accumulated losses for the period from inception to December 31, 2013 (the end of its most recent fiscal quarter) of approximately $21.3 million.  Further losses are anticipated in developing its business.  As a result, the Company’s auditors have expressed substantial doubt about its ability to continue as a going concern.  As of December 31, 2013 (the end of its most recent fiscal year), the Company had $3,344,071 of unrestricted cash on hand.  The Company estimates that it will need to raise significant additional capital to meet its obligations and planned expenditures during calendar year 2014. The Company plans to finance the Company through best-efforts equity and/or debt financings. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have historically operated our business with working capital deficits.  Working capital deficits have historically been funded by equity investments and loans from management.  We expect to fund future working capital deficits from the Texas South farm-out agreement, the sale of additional equity securities, and/or the sale of working interest in assets.  As discussed in “-Liquidity and Capital Resources” below, we will need to raise at least $4.7 million to fund working capital requirements for the 12 months ending March 31, 2015.  This does not include any capital expenditures related to exploration drilling costs or repayment of debts owed to our chief executive officer.

Significant Accounting Policies

The Company uses the full cost method of accounting for oil and gas exploration and development activities. Under the full cost method of accounting, all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical (“G&G”) expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities.

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion and full cost ceiling calculations. Further, capitalized G&G costs that are directly associated with unevaluated properties not yet owned by the Company are included in the depletion base.  As of September 30, 2013, the Company had no proved reserves, nor any unevaluated properties.  As a result, the geological and geophysical costs are included in the amortization base as incurred and, per Regulation S-X Rule 4-10, are subject to the ceiling limitation test, resulting in immediate impairment.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

In accordance with one of our seismic data licensing agreements, certain funds have been placed in an escrow account for the purpose of making a future installment payment and are restricted from use in our operations.  Those funds have been classified as restricted cash and the restricted cash at September 30, 2013 and at December 31, 2013 was $2.5 million.

Property and equipment are carried at cost.  We assess the carrying value of our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Factors Affecting Comparability of Future Results

Success in Acquiring Oil and Gas Leases or Prospects.  As a result of our 3-D seismic imaging and reprocessing, we have identified but not yet acquired the leasing or drilling rights to a number of currently available, undrilled prospects which we believe may potentially contain economically recoverable reserves.  It should be expected that we may face competition in our lease acquisition strategy which could prove to increase the cost of any acquisitions.  While we believe that our prospective portfolio of prospects has not been identified and is not being pursued by third-party competitors, there is no assurance of this belief nor that we will be able to fully execute our lease acquisition strategy.

We have no proved reserves.  As we have not yet acquired any oil and gas interests or drilled wells, we have no proved reserves.  While we have identified prospects based on available seismic and geological information that indicate the potential presence of oil or gas, to date we do not own the drilling and production rights for these prospects and may never successfully acquire an interest in these prospects.  Some of our current prospects may require additional seismic data reprocessing and interpretation.  Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying structures and hydrocarbon indicators and do not enable the interpreter to have certainty as to whether hydrocarbons are, in fact, present in those structures.  Even if we acquire the interests, we do not know if any such prospect will contain oil or gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable.

Success in the Discovery and Development of Reserves.  Because we have no operating history in the production of oil and gas, our future results of operations and financial condition will be directly affected by our ability to discover and develop reserves through our drilling activities.

Oil and Gas Revenue.  We have not yet commenced oil and gas production. If and when we do commence production, we expect to generate revenue from such production. No oil and gas revenue is reflected in our historical financial statements.

General and Administrative Expenses.  We expect that our general and administrative expenses will increase in future periods.

Demand and Price.  The demand for oil and gas is susceptible to volatility related to, among other factors, the level of global economic activity and may also fluctuate depending on the performance of specific industries. We expect that a decrease in economic activity, in the United States and elsewhere, would adversely affect demand for any oil and gas we may produce. Since we have not generated revenues, these key factors will only affect us if and when we produce and sell hydrocarbons.

Results of Operations for the Three Months Ended December 31, 2013 compared to December 31, 2012

We recorded no revenue during the three months ended December 31, 2013 and 2012. General and administrative expenses were approximately $0.4 million for the three months ended December 31, 2013, compared to approximately $0.4 million for the three months ended December 31, 2012.  Geological and geophysical costs were approximately $1.7 million for the three months ended December 31, 2013 as the Company continued its exploration activities launched in March 2013. There were no geological and geophysical costs for the three months ended December 31, 2012.

Results of Operations for the Twelve Months Ended September 30, 2013 compared to September 30, 2012

We had no sales during the twelve month periods ended September 30, 2013 and September 30, 2012.  Geological and geophysical costs were approximately $15.1 million for the twelve months ended September 30, 2013, as the Company launched exploration activities in March 2013.  There were no geological and geophysical costs for the twelve months ended September 30, 2012.  General and administrative expenses were approximately $2.2 million for the twelve months ended September 30, 2013, compared to $1.5 million for the twelve months ended September 30, 2012.  The increase in general and administrative expenses of approximately $0.7 million for the twelve months ended September 30, 2013 compared to the twelve months ended September 30, 2012 was primarily attributed to an increase in consulting fees, legal/accounting  and professional fees, and office expenses.

We had a net loss of approximately $17.5 million for the twelve months ended September 30, 2013, compared to a net loss of $1.5 million for the twelve months ended September 30, 2012.  The increase in net loss of approximately $16.0 million was primarily attributable to the aforementioned $15.1 million in impairment of oil and natural gas properties, and a $0.7 million increase in general and administrative expenses, as well as an approximate $0.1 million increase in interest expense due to increased related party debt in 2013.

The basic loss per share for the twelve months ended September 30, 2013 was $.04, compared to a net loss per share of $.02 for the twelve months ended September 30, 2012.

For the twelve months ended September 30, 2013 we used approximately $1.4 million of net cash from operating activities, compared with $0.5 million of net cash used in operating activities for the twelve months ended September 30, 2012. This differential is primarily due to the approximate $16.0 million higher net loss for the twelve months ended September 30, 2013 partially offset by approximately $15.1 million in G&G costs recorded as an impairment of oil and natural gas properties.  For the twelve months ended September 30, 2013 we had approximately $6.5 million of net cash from investing activities, compared with no net cash from investing activities for the twelve months ended September 30, 2012, primarily due to exploration costs incurred in 2013, as well as the purchase of computers, office equipment, and office furniture during fiscal 2013. For the twelve months ended September 30, 2013 we recognized $7.7 million of net cash from financing activities, compared with $0.8 of net cash from financing activities for the twelve months ended September 30, 2012. This differential is due to proceeds from common stock sales and loans of approximately $10.2 million, offset by restricted cash of $2.5 million that is required to be held in a segregated account pursuant to one of our seismic contracts.

As of September 30, 2013, the Company’s unrestricted cash balance was $310,199, compared to an unrestricted cash balance of $423,009 as of September 30, 2012.  The Company’s fiscal 2013 unrestricted cash decrease of approximately $0.1 million was primarily due to its net cash from operating activities of ($1.4) million and an approximate ($6.5) million increase in capitalized exploration costs partially offset by $7.7 million of total funds received from the sale of stock and related party loans.

At September 30, 2013, the Company’s assets primarily consisted of approximately $0.3 million unrestricted cash, $2.5 million restricted cash, and $0.1 million net fixed assets.  At September 30, 2012, the Company’s only assets were $0.4 million unrestricted cash and $0.3 million prepaid expenses.

Liquidity and Capital Resources

As of December 31, 2013, we had $3,344,071 of cash on hand, excluding $2,500,506 of restricted cash in an escrow account earmarked for a future payment associated with seismic data.  From October 1, 2013 through December 31, 2013, we sold 42,952,774 shares of common stock for gross proceeds of approximately $5.2 million. We will need to raise at least $4.7 million to fund working capital requirements for the 12 months ending March 31, 2015.  This does not include any capital expenditures related to exploration drilling costs or repayment of debts owed to our chief executive officer.  Future equity financings may be dilutive to our stockholders, and the terms of future equity financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best efforts private equity financings. Other than our farm-out arrangement with Texas South and our debt obligation to our chief executive officer, we do not have any credit, equity or other capital facilities or arrangements available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings. There is no assurance that we can raise needed capital during the 12 month ending March 31, 2015, or raise additional capital thereafter.  Failure to raise estimated required capital, on favorable terms or at all, will have a material adverse effect on our operations, and will likely cause us to curtail or cease operations.

For the three months ended December 31, 2013 the Company used approximately $0.5 million of net cash in operating activities, compared with $0.3 million of net cash used in operating activities for the three months ended December 31, 2012. This differential is primarily due to the approximately $1.7 million higher net loss partially offset by $1.6 million of geological and geophysical costs recorded as an impairment of oil and natural gas properties. For the three months ended December 31, 2013 we used approximately $1.6 million of cash in investing activities compared with no net cash from investing activities for the three months ended December 31, 2012, primarily due to exploration costs incurred for the three months ended December 31, 2013.  For the three months ended December 31, 2013 we had approximately $5.1 million of net cash from financing activities, compared with no net cash from financing activities for the three months ended December 31, 2012. This differential is due primarily to proceeds from the sale of common stock.

We estimate expenditures of approximately $14.9 million during the 12-month period ending March 31, 2015 for operations and working capital needs.  Expenditures will include lease payments to the BOEM, lease rentals to the BOEM, general and administrative, IT and seismic acquisition and processing.  Set forth below is our best estimate of the deployment of the $14.9 million:

•	$7.2 million for leasing activities and lease rentals;

•	$4.6 million for general and administrative;

•	$0.2 million for IT expenses; and

•	$3 million for seismic acquisition and processing.

Giving effect to $3.5 million to be funded by Texas South pursuant to the farm-out agreement and current cash on hand, we will need to raise approximately $4.7 million to fund working capital requirements.  Future contingencies, developments and unknown events could cause us to require more working capital during the 12-month period ending March 31, 2015.

The proposed expenditures represent our current best estimate of our working capital needs for the 12 months ended March 31, 2015.  This estimate is subject to change based on the execution of our business plan and our ability to obtain additional funding.  We currently do not anticipate that any drilling activity will commence on any leases we may acquire until 2015.

We will need to raise additional funds to cover expenditures planned after March 31, 2015, as well as any additional expenditures that we may encounter in 2015. Future equity financings may be dilutive to our stockholders.  Alternative forms of future financings may include preferences or rights superior to our common stock.  Debt financings may involve a pledge of assets and will rank senior to our common stock.  We have historically financed our operations through private equity and debt financings.  We do not have any credit or equity facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings.  The failure to raise sufficient capital could cause us to cease operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the year ended September 30, 2013 and the quarter ended December 31, 2013.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling security holders as detailed in this prospectus. Such selling security holders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale.  Our common stock is listed for quotation on both the OTCBB and the OTCQB quotation systems under the symbol “GSPE.”

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is quoted on the OTCBB and the OTCQB under the symbol “GSPE.” Shares of our common stock have historically been thinly traded, and currently there is no active trading market for our common stock.  As a result, our stock price as quoted by the OTCBB or OTCQB may not reflect an actual or perceived value.  The following table sets forth the approximate high and low bid prices for our common stock for the last two fiscal years and interim periods.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

		High	Low

YEAR 2014
	Quarter ended December 31, 2013	$1.50	$0.66

YEAR 2013
	Quarter ended September 30, 2013	$0.66	$0.42
	Quarter ended June 30, 2013	$0.55	$0.39
	Quarter ended March 31, 2013	$0.41	$0.20
	Quarter ended December 31, 2012	$0.41	$0.30

YEAR 2012
	Quarter ended September 30, 2012	$0.40	$0.40
	Quarter ended June 30, 2012	$1.20	$0.20
	Quarter ended March 31, 2012	$0.60	$0.60
	Quarter ended December 31, 2011	$1.05	$0.60

The closing sales price of our common stock on April 22, 2014 was $1.80 per share per share.

Holders

The number of record holders of the Company’s common stock, as of April 22, 2014, is approximately 190.

Dividends

The Company has not declared any dividends with respect to its common stock and does not intend to declare any dividends in the foreseeable future. The future dividend policy of the Company cannot be ascertained with any certainty. There are no material restrictions limiting the Company’s ability to pay cash dividends on its common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

None; other than an option to purchase two million shares of common stock granted to an executive officer in October 2013.

MANAGEMENT

Our executive officers and directors and their respective ages, positions and biographical information are set forth below.

Name	Age	Title
John N. Seitz Ronald A. Bain Dwight M. Moore Brady Rodgers Paul L. Morris Richard S. Langdon	62 67 57 35 72 63
Chairman, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer
President, Chief Operating Officer
Vice President, Secretary
Vice President Engineering and Business Development
Director
Director

Mr. Seitz has served as chief executive officer, chief financial officer, and chairman of the board and director since May 31, 2013, as chief accounting officer since April 2014, and served as a consultant to the Company from March 2013 through May 2013.  From 2003 until 2006, Mr. Seitz served as co-chief executive officer of Endeavour.  Since 2006 until present, Mr. Seitz has served as a director and vice chairman of the board of Endeavour International Corporation (NYSE: END), a public company listed on the NYSE and on the London Stock Exchange, which is engaged in oil and gas exploration and production in the U.K North Sea and in the domestic U.S. market.  Since 2006 Mr. Seitz has managed his private investments and provided consulting services.  From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Corporation (NYSE: APC), serving most recently as a director and as president and chief executive officer.  From 1975 to 1977 Mr. Seitz was employed as a geologist at Amoco Production Co.  Mr. Seitz has also served on the board of managers of Constellation Energy Partners LLC (NYSE ARCA: CEP), and currently on the board of directors of Gulf United Energy, Inc. (OTCQB: GLFE), and the board of ION Geophysical Corporation (NYSE: IO), a leading technology focused seismic solutions company. Mr. Seitz is a Certified Professional Geological Scientist from the American Institute of Professional Geologists and a licensed professional geoscientist with the State of Texas. Mr. Seitz also serves as a trustee for the American Geological Institute Foundation. In 2000, the Houston Geological Society honored Mr. Seitz as a “Legend in Wildcatting,” and he is a member of the All American Wildcatters. Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Polytechnic Institute, and has completed the Advanced Management Program at the Wharton School.

Dr. Bain has served as president and chief operating officer of the Company since May 2013, served as a consultant to the Company from March 2013 through May 2013.   From 2002 through May 2013, Dr. Bain through his service as the president of ConRon Consulting, Inc., an entity he founded, provided corporate advisor consulting services to several domestic and international exploration and production companies. From 2004 through 2008, Dr. Bain was corporate exploration advisor and vice president of geosciences of Endeavour International Corporation. From 1983 through 2001, Dr. Bain held numerous management positions in technology and exploration, in both domestic and international exploration, at Anadarko Petroleum Corporation. Dr. Bain entered the industry in 1974 as a research geophysicist with Gulf Oil. Dr. Bain currently serves on the University of Texas Geology Foundation Advisory Council. Dr. Bain holds Bachelor of Science and PhD degrees in Physics from the University of Texas at Austin and a Master of Science degree in Physics from the University of Pittsburgh.

Mr. Moore has served as vice president and secretary of the Company since May 2013, and most recently served as vice president, corporate development for ION Geophysical Corporation (NYSE: IO) (2008-2013). From 2006-07, Mr. Moore was manager of offshore business development at Murphy Oil Corporation (NYSE: MUR). From 1987-2003, Mr. Moore held positions at Anadarko Petroleum (NYSE: APC) and from 1978-1987, at Diamond Shamrock/Maxus Energy (NYSE: YPF). Mr. Moore has served as president of the Houston Geological Society, as treasurer of the American Association of Petroleum Geologists (AAPG), and recently served as the chairman of the AAPG Investment Committee. Mr. Moore is also a licensed professional geoscientist with the State of Texas, an AAPG Certified Petroleum Geologist, and holds two bachelor degrees with Honors, in Geology and Business Administration-Finance and Economics from Southern Methodist University and its Cox School of Business.

Mr. Rodgers has provided services for us since May 2013, becoming an executive officer in October 2013. From December 2010 until joining us, he served as Head of J.P. Morgan Investment Bank’s Oil and Gas Acquisitions & Divestitures Group with global responsibilities. His experience includes both domestic and international roles, onshore and offshore. The prior 12 years were spent in technical and managerial capacities at various oil and gas companies including Venoco, Endeavour International, Inc., and Devon Energy. Mr. Rodgers is a member of the Society of Petroleum Engineers, former board member of the Denver Petroleum Club and served on the board of the Department of Energy’s URTAC (Unconventional Resources Technical Advisory Council) by appointment of the President. Mr. Rodgers received a Bachelor of Science in Petroleum Engineering from the University of Kansas and a Masters of Science in Global Energy Management from the University of Colorado.

Paul L. Morris has served as director since March 2014.  Mr. Morris founded Elk River Resources, LLC in August 2013 to explore and develop oil and gas potential in the oil-producing regions of the southwest United States.  Mr. Morris has served as chairman and chief executive officer of Elk River Resources since inception.  Prior to Elk River Resources, Mr. Morris served as president and chief executive officer from 1988 to September 2013 of Wagner & Brown, Ltd., an independent oil and gas company headquartered in Midland, Texas.  With Wagner & Brown, Mr. Morris oversaw all company operations including exploration and production activities in eight states as well as in France, England, and Australia, and affiliates involved in natural gas gathering and marketing, crude oil purchasing and reselling, pipeline development, construction and operation and compressed natural gas (CNG) design, fabrication and operations.  Mr. Morris served as president of Banner Energy from 1981 until 1988.  Mr. Morris graduated from the University of Cincinnati with a Bachelor of Science degree in Mechanical Engineering in 1964.  Mr. Morris has also completed the Executive Management Program in the College of Business Administration of Penn State University.

Richard S. Langdon has served as director since March 2014.  Mr. Langdon is currently serving as president, chief executive officer and chairman of KMD Operating Company LLC, a privately held exploration and production company, since November 2011.  Mr. Langdon has also been serving as the interim president and chief executive officer of Gasco Energy, Inc., a publicly traded exploration and production company, since May, 2013.  Mr. Langdon serves as chairman of the board of managers of Constellation Energy Partners LLC and is a member of its compensation, nominating and conflicts committees, and the chairman of its audit committee, and has served as a director of Gasco Energy, Inc. since 2003.  Mr. Langdon served as president and chief executive officer of Matris Exploration Company L.P., a privately held exploration and production company from July 2004 and executive vice president and chief operating officer of KMD Operating from August 2009 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. From 1997 until 2002, Mr. Langdon served as executive vice president and chief financial officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including executive vice president, international marketing (Pennzoil Products Company); senior vice president, business development (Pennzoil Company); and senior vice president, commercial & control (Pennzoil Exploration & Production Company). Mr. Langdon graduated from the University of Texas at Austin with a Bachelor of Science degree in Mechanical Engineering in 1972 and a Masters of Business Administration in 1974.

Compensation Committee Interlocks and Insider Participation; Board Committees

Effective March 2014, our Board of Directors has three standing committees: the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.  Prior to March 2014, the Company did not maintain an audit committee, compensation committee or Corporate Governance and Nominating Committee, and the Board performed the functions of such committees.

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s board of directors or Compensation Committee.  No member of the Company’s board of directors is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

The members of the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are Messrs. Morris and Langdon, each of whom is independent as “independence” is currently defined in applicable U.S. Securities and Exchange Commission (“SEC”) rules and an “independent director”.  To date, no committee charters have been adopted.  Our Board of Directors has determined that Messrs. Morris and Langdon are financially literate or has accounting or related financial management expertise, and that Mr. Langdon is the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K.

Involvement in Certain Legal Proceedings

There are currently no material pending legal proceedings to which the Company is a party or of which any of its property is the subject, in which any of the above referenced directors or officers is a party adverse to the Company or has a material interest adverse to the Company.  Furthermore, during the past ten years, none of the Company's officers or directors described above were involved in any legal proceedings that are material to an evaluation of the ability or integrity of such directors and officers.

Compensation to Officers of the Company

The following tables contain compensation data for our named executive officers as of the fiscal years ended September 30, 2013 and 2012:

Summary Compensation Table
Name and Principal Position	Year	Salary		Bonus	Stock Awards		Stock Option Awards	All Other Compensation		Total
John N. Seitz(1)	2013	$120,000	(2)	$--	$--		$--	$--		$120,000
CEO	2012	$--		$--	$--		$--	$--		$--

Jim Askew(1)	2013	$221,573		$--	$--		$--	$100,000	(4)	$321,573
CEO	2012	$100,000		$100,000	$500,000	(3)	$--	$-		$700,000

Ronald A. Bain	2013	$210,000	(5)	$--	--		--	--		210,000
President, COO	2012	$--		-	--		-	--		--

Dwight “Clint” M. Moore	2013	$83,333		$--	$--		$--	$--		$83,333
VP, Secretary	2012	$--		$--	$--		$--	$--		$--

Brady Rodgers	2013	$90,000	(5)	$--	--		--	--		90,000
VP	2012	$--		-	--		-	--		--

Michael Neese(6)	2013	$121,458		$--	$--		$--	$--		$121,458
Exploration Manager	2012	$--		$--	$--		$--	$--		$--
(1)	Mr. Seitz became chief executive officer on May 31, 2013 concurrent with the resignation of Mr. Askew as chief executive officer.
(2)
In March 2013, the Company entered into a one-year consulting agreement with John N. Seitz, whereby Mr. Seitz assisted the Company in negotiating licensing for seismic data, as well as provide other general consulting.  Pursuant to the agreement, Mr. Seitz was to receive compensation of $40,000 per month.  The agreement was terminated in May 2013, as Mr. Seitz was appointed as the Company’s chief executive officer and chairman. As of September 30, 2013, the consulting fees for the months of March through May totaling $120,000 were unpaid and recorded as a related party payable.  Mr. Seitz has not received a salary since May 31, 2013, the date he commenced serving as the Company’s chief executive officer.  Accordingly, no amount has been accrued as of September 30, 2013 and the financial statements do not include compensation charges for services donated by Mr. Seitz.  As Mr. Seitz beneficially owns 244,212,223 shares, the Company recognizes that his level of stock ownership significantly aligns his interests with shareholders’ interests. The Compensation Committee will consider compensation arrangements for Mr. Seitz given his continuing contributions and leadership and it is expected that Mr. Seitz will enter into an arrangement with the Company in the near future providing equity-based compensation.

(3)	This represents the 50 million shares of common stock valued at $0.01 per share issued to Mr. Askew.
(4)
See “Employment and Consulting Arrangements” for a description of a severance payment in the amount of up to $100,000 to be paid to Mr. Askew.  This amount has been accrued but not paid as of September 30, 2013.

(5)	These amounts have been accrued but not paid as of September 30, 2013.
(6)	Mr. Neese is not an executive officer of the Company.

Employment and Consulting Arrangements

The Company entered into an employment agreement with Mr. Askew in June 2012 pursuant to which Mr. Askew served as chief executive officer and received an annual base salary of $300,000.  In March 2013, the Company and Mr. Askew entered into an amendment to his employment agreement pursuant to which the Company would be allowed to terminate his agreement at will.  In consideration for Mr. Askew’s agreement to enter into the amendment, the Company agreed that it will pay Mr. Askew, upon termination of his employment agreement, a severance amount of up to $100,000 as payment of Mr. Askew’s income tax liability incurred as a result of salary and other payments made to Mr. Askew during calendar year 2013.  Mr. Askew’s employment agreement was terminated on May 31, 2013.

In March 2013, we entered into one-year consulting agreements with John N. Seitz and ConRon Consulting, Inc., an affiliate of Dr. Bain.  The consulting agreement between the Company and Mr. Seitz terminated on May 31, 2013 when Mr. Seitz became chief executive officer, and it is expected that Mr. Seitz will enter into an arrangement with the Company in the near future providing equity-based compensation.  As of September 30, 2013, the Company had accrued $120,000 of consulting compensation owed to Mr. Seitz and this amount remains outstanding as of the date of this prospectus.  Mr. Seitz is not currently receiving or accruing any compensation nor does he have any employment arrangement or agreement with the Company as of the date of this prospectus.  The consulting agreement with ConRon Consulting, Inc. provides for monthly compensation of $30,000 and terminates in March 2014.  On November 1, 2013, the Company entered into an arrangement with Dr. Bain (replacing the consulting agreement) that provides for an annual salary of $360,000.  As of December 30, 2013, the Company had accrued and unpaid compensation of $90,000 owed to Dr. Bain pursuant to the consulting agreement with ConRon Consulting, Inc.

Mr. Moore is an employee at will and is paid an annual salary of $200,000.

Focus Oil & Gas Resources, LLC, an affiliate of Mr. Rodgers, entered into a one-year consulting agreement on May 31, 2013 (was appointed an executive officer in October 2013), terminable within 30 days notice by either party, that provides for annual compensation of $270,000.  As of September 30, 2013, the Company had accrued compensation of $90,000 owed to Mr. Rodgers which, along with the October 2013 compensation (an aggregate amount of $112,500), was converted into 937,500 shares of common stock in October 2013 at $0.12 per share.  In October 2013, Mr. Rodgers was issued a ten-year option to purchase 2,000,000 shares of common stock at an exercise price of $0.12 per share (exercisable for cash or on a cashless basis), vesting 50% in October 2014 and 50% in October 2015, provided that Mr. Rodgers continues to be employed by us on such vesting dates.

Six employees that are non-executive officers have entered into one-year employment agreements that are automatically renewable for one-year terms, unless terminated within 30 days of the expiration of the term by either party.  These employment agreements contain confidentiality provisions and two-year non-solicitation and two-year non-competition provisions extending from the termination date.  Michael Neese is one of these employees and is paid an annual salary of $265,000.  Kevin Bain, adult son of Dr. Bain, is one of these employees and he is paid an annual salary of $150,000, as of December 2013.  Three other of these employees were issued an aggregate of 1.62 million shares in October 2013 and the Company has agreed to make gross-up payments to the recipients of these shares to cover their personal income tax obligations in connection with such stock grant.  The aggregate annual salaries of these six employees are $1,211,000, all of which has been currently paid to date.

In March 2014, the Company awarded 500,000 shares of restricted stock to a new employee, of which one-half vests on April 1, 2015 and the remaining half vests on April 1, 2016.

Compensation Policies and Practices as they Relate to the Company's Risk Management

We conducted a review of our compensation policies and procedures as they relate to an overall risk management policy. We have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

During 2013 and 2012, the directors of the Company were not compensated for their services as directors.   The Corporation has no formal arrangement pursuant to which directors are compensated for their services in their capacity as directors, except for the granting from time to time of incentive equity awards.  In March 2014, the Company awarded to each of the Company’s non-employee directors (Messrs. Morris and Langdon) 500,000 shares of restricted stock, of which one-half vests on March 27, 2015 and the remaining half vests on March 27, 2016.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the fiscal year ended September 30, 2013.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at September 30, 2013.

Certain Relationships and Related Party Transactions

In May 2012, we entered into a consulting agreement with Mr. Askew pursuant to which Mr. Askew provided the Company’s board of directors advice relating to certain of the Company’s strategic and business development activities. In consideration for entering into the consulting agreement, Mr. Askew was issued 50 million shares of the Company’s common stock valued at $0.01 per share. In June 2012, Mr. Askew’s consulting agreement was terminated, and he was appointed as our president, chief executive officer, secretary, treasurer, and as chairman of the board of directors, pursuant to his employment agreement. Mr. Askew purchased 5 million shares of our common stock in October 2013 at a purchase price of $0.12 per share.

In May 2012, we also entered into a consulting agreement with John B. Connally III pursuant to which Mr. Connally provided the Company’s board of directors advice relating to certain of the Company’s strategic and business development activities. In consideration for entering into the consulting agreement, Mr. Connally was issued 50 million shares of the Company’s common stock valued at $0.01 per share, of which 10 million were subsequently transferred. In July 2012, Mr. Connally’s consulting agreement was amended in consideration for the significant amount of time Mr. Connally devoted to the Company. Between July 2012 and March 2013, Mr. Connally received compensation of $403,000 pursuant to this consulting agreement. In March 2013, Mr. Connally and the Company agreed to terminate the consulting agreement. In consideration for his agreement to terminate the consulting agreement, Mr. Connally was issued 10 million shares of our common stock valued at $0.01 per share.

The Company’s legal counsel, Brewer & Pritchard, P.C., and members of that firm were issued an aggregate of 14 million shares of common stock for services rendered to the Company in May 2012 and March 2013, valued at $0.01 per share.

On March 21, 2013 , we entered into an assignment and assumption agreement pursuant to which we were assigned the exclusive right to license certain seismic data from TGS-NOPEC Geophysical Company (“TGS”) . In consideration for the assignment and other transactions contemplated by the assignment agreement, the Company issued to the assignor parties thereto an aggregate of 243,516,666 shares of the Company’s common stock, valued at $0.001 per share, of which Messrs. Seitz, Bain, Moore, Neese and Kevin Bain were issued 190,045,556 shares, 40,045,555 shares, 10,045,555 shares, 2,000,000 shares, and 630,000 shares, respectively. A sixth assignor (an employee) received 750,000 shares of common stock pursuant to this assignment. None of the assignors were officers or directors of the Company prior to or at the time the Company entered into the assignment agreement.  As a result of the assignment agreement, both Mr. Seitz and Dr. Bain became holders in excess of 5% of our outstanding shares of common stock.  At no time have any of our officers or directors (including the assignors) been an officer, director or 5% or more shareholder of TGS.

During the fiscal year ended September 30, 2013, Mr. Seitz loaned the Company an aggregate of $6.5 million, due on demand, bearing interest at an annual rate of 5%, and convertible into Company common stock at a conversion price of $0.12 per share. On May 31, 2013, Mr. Seitz converted $1.2 million of this debt into 10 million shares of Company common stock. As of December 31, 2013, the Company owed Mr. Seitz a principal amount of $5.3 million plus accrued interest of $162,042.

Domenica Seitz, CPA, has provided accounting consulting services to the Company. During the fiscal year ended September 30, 2013, the amount of services rendered was nominal and was donated. During the six month period ended March 31, 2014, the level of services provided increased and was valued at $29,750 based on market-competitive salaries, time devoted and professional rates. The Company has accrued this amount, and it will be reflected in the March 31, 2014 condensed financial statements. The Company has also engaged a third party professional services firm to assist with accounting and internal controls and maintains the proper segregation of duties.

During the fiscal year ended September 30, 2013, Dr. Bain and his affiliate loaned the Company an aggregate of $200,000, due on demand, bearing interest at an annual rate of 5%, and convertible into Company common stock at a conversion price of $0.12 per share. As of September 30, 2013, the Company owed Mr. Bain and his affiliate a principal amount of $200,000 plus accrued interest of $667. In October 2013, Dr. Bain converted principal and accrued interest in the amount of $180,408.31 into 1,503,403 shares of our common stock (a conversion rate of $0.12 per share). In November 2013, the Company repaid in full the $20,000 remaining principal balance (plus accrued interest) of the convertible promissory note owed to Dr. Bain’s affiliate.

James M. Askew is the sole officer, director and greater than 10% shareholder of Texas South, the entity with which the Company entered into the March 2014 farm-out letter agreement.

In connection with the Company’s 2013 private placement of common stock in 2013 at a purchase price of $0.12 per share, Mr. Rodgers purchased 256,106 shares of common stock, Paul Morris purchased 1,666,667 shares of common stock, and Mr. Langdon purchased 416,667 shares of common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number and percentage of outstanding shares of common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all current directors and executive officers, as a group.  As of April 17, 2014, there were 625,724,010 shares of common stock deemed issued and outstanding.

Unless otherwise stated, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or group of persons, the number of shares beneficially owned by such person or group of persons is deemed to include the number of shares beneficially owned by such person or the members of such group by reason of such acquisition rights, and the total number of shares outstanding is also deemed to include such shares (but not shares subject to similar acquisition rights held by any other person or group) for purposes of that calculation.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.  To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  The address for each of the beneficial owners is the Company’s address.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned
Named Executive Officers and Directors:
John N. Seitz	244,212,223(1)	36.46%
Ronald A. Bain	41,548,958	6.64%
Dwight M. Moore	10,045,555	1.61%
Brady Rodgers	1,193,606 (2)	*
Richard Langdon	916,667(3)	*
Paul Morris	2,166,667(3)	*
Michael Neese	2,000,000	*
All directors & executive officers as a group ( 6 persons )		44.65%
Shareholders of Greater Than 5%:
John B. Connally III	50,000,000	8%
James M. Askew	55,000,000(4)	8.8%
__________________
* Less than one percent.
(1)  Includes 44,166,667 shares of common stock underlying the convertible demand note in the principal amount of $5.3 million.
(2)  Includes 937,500 shares held in the name of Focus Oil & Gas Resources, LLC, Mr. Rodgers has voting and investment control with respect to the shares of common stock held by Focus Oil & Gas Resources, LLC.  This does not include 2,000,000 shares of common stock underlying an option which vest 50% in October 2014 and 50% in October 2015.
(3)  Includes 500,000 shares of restricted common stock, of which ½ vests in March 2015 and the remaining ½ vests in March 2016.
(4)  Includes 5,000,000 shares of common stock held in the name of a company in which Mr. Askew may be deemed to have beneficial ownership of these shares.

DISCLOSURE OF COMMISSION POSITION OFINDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We have also purchased and maintain directors and officers insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements as of September 30, 2013 and 2012 and for the period from inception (December 12, 2003) through September 30, 2013 have been audited by Mantyla McReynolds, LLC (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock and the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.  Members of Brewer & Pritchard, P.C., own an aggregate of 13 million shares of common stock for services rendered to the Company in May 2012 and March 2013, none of which are included in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov.  We maintain a website at http://www.gulfslope.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

GULFSLOPE ENERGY, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements of GulfSlope Energy, Inc. as of and for the years ended September 30, 2013 and 2012 and for the period from inception [December 12, 2003] through September 30, 2013	F-3
Unaudited Financial Statements of GulfSlope Energy, Inc. as of and for the three month period ended December 31, 2013 and December 31, 2012 and for the period from inception [December 12, 2003] through December 31, 2013
F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
GulfSlope Energy, Inc. [an exploration stage company]

We have audited the accompanying balance sheets of GulfSlope Energy, Inc. [an exploration stage company] as of September 30, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended September 30, 2013 and 2012, and for the period from inception [December 12, 2003] through September 30, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GulfSlope Energy, Inc. [an exploration stage company] as of September 30, 2013 and 2012, and the results of its operations and cash flows for the years ended September 30, 2013 and 2012, and for the period from inception through September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred accumulated losses and negative cash flows from operations from the period of inception through September 30, 2013. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC
Mantyla McReynolds, LLC
Salt Lake City, Utah
December 30, 2013

GulfSlope Energy, Inc.
(An Exploration Stage Company)

BALANCE SHEETS

September 30, 2013 and 2012
	September 30,
	2013	2012
Assets
Current Assets
Cash	$310,199	$423,009
Restricted Cash	2,500,317	-
Prepaid Expenses	5,514	329,373
Total Current Assets	2,816,030	752,382
Property, Plant, and Equipment (net)	70,188	-
Other Non-Current Assets	18,760	-
Total Assets	$2,904,978	$752,382

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable	$156,439	$31,731
Related Party Payable	490,101	31,183
Accrued Interest	94,986	-
Accrued Expenses and Other Payables	3,093,065	-
Loans from Related Parties	5,500,000	-
Total Current Liabilities	9,334,591	62,914
Accrued Expenses and Other Payables, Net of Current Portion	3,003,065	-
Total Liabilities	12,337,656	62,914
Stockholders' Equity (Deficit)
Preferred Stock; par value ($0.001);	-	-
Authorized 50,000,000 shares
none issued or outstanding
Common Stock; par value ($0.001);
Authorized 750,000,000 shares; issued
and outstanding 577,210,000 and 235,150,000, as of September 30, 2013 and 2012, respectively	577,210	235,150
Additional Paid-in Capital	9,139,917	2,151,610
Deficit accumulated during the exploration stage	(19,149,805)	(1,697,292)
Total Stockholders' Equity (Deficit)	(9,432,678)	689,468
Total Liabilities and Stockholders' Equity (Deficit)	$2,904,978	$752,382

See accompanying notes to financial statements

GulfSlope Energy, Inc.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

For the years ended September 30, 2013 and 2012 and for the
period from Inception [December 12, 2003] through September 30, 2013

	For the Year Ended September 30, 2013	For the Year Ended September 30, 2012	Since Inception [December 12, 2003] through September 30, 2013

Revenues	$-	$-	$9,694
Revenues from Related Parties	-	-	2,346
Total Revenue	-	-	12,040
Cost of Sales	-	-	8,394
Cost of Sales to Related Parties	-	-	2,101
Total Cost of Sales	-	-	10,495
Gross Profit	-	-	1,545
Impairment of Oil and Natural Gas Properties	15,120,574	-	15,120,574
General & Administrative Expenses	2,237,269	1,537,215	3,919,792
Net Loss from Operations	(17,357,843)	(1,537,215)	(19,038,821)
Other Income/(Expenses):
Interest Income	316	-	316
Interest Expense	(94,986)	(60)	(110,500)
Net Loss Before Income Taxes	(17,452,513)	(1,537,275)	(19,149,005)
Provision for Income Taxes	-	-	(800)
Net Loss	$(17,452,513)	$(1,537,275)	$(19,149,805)
Loss Per Share - Basic and Diluted	$(0.04)	$(0.02)
Weighted Average Shares Outstanding - Basic and Diluted	394,016,867	83,487,568

See accompanying notes to financial statements

GulfSlope Energy, Inc.
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

For the period from Inception [December 12, 2003]
through September 30, 2013

	Common		Additional Paid-in Capital	Common Shares To Be Issued	Additional Paid-in Capital Common Shares To Be Issued	Subscription Receivable	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount

Balance, December 12, 2003 (Inception)	-	-	$-	$-	$-	$-	$-	-

Common stock issued for cash	1,200,000	1,200	33,537	-	-	-	-	34,737

Property contributed by shareholder	-	-	1,500				-	1,500
Net loss from inception on December 12, 2003								-
through September 30, 2004	-	-	-	-	-	-	(3,400)	(3,400)
Balance, September 30, 2004	1,200,000	1,200	35,037	-	-	-	(3,400)	32,837
Net loss for the year ended September 30, 2005	-	-	-	-	-	-	(11,324)	(11,324)
Balance, September 30, 2005	1,200,000	1,200	35,037	-	-	-	(14,724)	21,513
Net loss for the year ended September 30, 2006	-	-	-	-	-	-	(21,682)	(21,682)
Balance, September 30, 2006	1,200,000	1,200	35,037	-	-	-	(36,406)	(169)
Net loss for the year ended September 30, 2007	-	-	-	-	-	-	(18,256)	(18,256)
Balance, September 30, 2007	1,200,000	1,200	35,037	-	-	-	(54,662)	(18,425)
Net loss for the year ended September 30, 2008	-	-	-	-	-	-	(21,674)	(21,674)
Balance, September 30, 2008	1,200,000	1,200	35,037	-	-	-	(76,336)	(40,099)
Net loss for the year ended September 30, 2009	-	-	-	-	-	-	(11,289)	(11,289)
Balance, September 30, 2009	1,200,000	1,200	35,037	-	-	-	(87,625)	(51,388)
Net loss for the year ended September 30, 2010	-	-	-	-	-	-	(11,562)	(11,562)
Balance, September 30, 2010	1,200,000	1,200	35,037	-	-	-	(99,187)	(62,950)
Related party debt forgiveness	-	-	11,023	-	-	-	-	11,023
Common stock issued for cash	8,800,000	8,800	79,200	-	-	-	-	88,000
Additional paid in capital – shares to be issued	-	-	-	11,000,000	110,000	-	-	110,000
Common stock to be issued	-	-	-	650,000	6,500	(6,500)	-	-

Net loss for the year ended September 30, 2011	-	-	-	-		-		-	(60,830)	(60,830)
Balance, September 30, 2011	10,000,000	$10,000	$125,260	$11,650,000		$116,500		$(6,500)	$(160,017)	$85,243

Shares issued from common shares to be issued	11,650,000	11,650	104,850	(11,650,000)		(116,500)		6,500		6,500
Common stock issued for cash	78,500,000	78,500	706,500							785,000
Shares issued for services	135,000,000	135,000	1,215,000							1,350,000
Net loss for the twelve months ended September 30, 2012	-	-	-	-		-		-	(1,537,275)	(1,537,275)
Balance, September 30, 2012	235,150,000	$235,150	$2,151,610	-		$-		$-	$(1,697,292)	$689,468
Common stock issued for technology license	243,516,666	$243,517	$2,191,650							$2,435,167
Shares issued for services	16,000,000	16,000	144,000							160,000
Shares issued for cash	72,543,334	72,543	3,462,657							3,535,200
Shares issued to settle debt with related party	10,000,000	10,000	1,190,000							1,200,000
Net loss for the twelve months ended September 30, 2013									(17,452,513)	(17,452,513))
Balance September 30, 2013	577,210,000	$577,210	$9,139,917		$		$		$(19,149,805)	$ 9,432,678))

See accompanying notes to financial statements

GulfSlope Energy, Inc.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
For the years ended September 30, 2013 and 2012 and for the
period from Inception [December 12, 2003] through September 30, 2013
	For the Year Ended September 30, 2013	For the Year Ended September 30, 2012	Since Inception [December 12, 2003] through September 30, 2013
OPERATING ACTIVITIES
Net Loss	$(17,452,513)	$(1,537,275)	$(19,149,805)
Adjustments to reconcile net loss to net cash
From Operating Activities:
Impairment of Oil and Natural Gas Properties	15,120,574	-	15,120,574
Depreciation	7,217	-	16,123
Stock issued for services	160,000	1,350,000	1,510,000
Changes in operating assets and liabilities:
(Increase)/Decrease in Prepaid Expenses	323,859	(329,373)	(5,514)
(Increase) in Other Assets	(18,760)	-	(18,760)
Increase/(Decrease) in Accounts Payable	15,250	31,189	46,981
Increase/(Decrease) in Related Party Payable	322,418	29,563	364,624
Increase/(Decrease) in Accrued Interest	94,986	-	94,986
Increase/(Decrease) in Accrued Liabilities	45,000	(100)	45,000
Net Cash From Operating Activities	(1,381,969)	(455,996)	(1,975,791)

INVESTING ACTIVITIES
Exploration Costs	(6,388,319)	-	(6,388,319)
Purchase of equipment	(77,405)	-	(84,811)
Net Cash From Investing Activities	(6,465,724)	-	(6,473,130)

FINANCING ACTIVITIES
Restricted Cash	(2,500,317)	-	(2,500,317)
Proceeds for stock issuance	3,535,200	791,500	4,559,437
Proceeds for loan from shareholders	6,700,000	-	6,741,769
Payment on loans from shareholders	-	-	(41,769)
Net Cash From Financing Activities	7,734,883	791,500	8,759,120

Net Increase/(Decrease) in cash	(112,810)	335,504	310,199
Beginning Cash Balance	423,009	87,505	-
Ending Cash Balance	$310,199	$423,009	$310,199

Supplemental Schedule of Cash Flow Activities
Cash paid for income taxes	$125	$-	$925
Cash paid for interest	$-	$60	$11,356
Related party debt forgiveness	$-	$-	$11,023
Property contributed by shareholder	$-	$-	$1,500
Stock issued for prepaid expenses	$-	$550,000	$550,000

Shares issued upon conversion of note payable	1,200,000		1,200,000
Purchase of Developmental Capital Expenditures
Through Issuance of Common Stock	2,435,167		2,435,167
Included in Accrued Expenses	6,051,130		6,051,130
Included in Accounts Payable	109,458		109,458
Included in Related Party Payable	136,500		136,500

See accompanying notes to financial statements

GulfSlope Energy, Inc.
(A Development Stage Company)

Notes to the Financial Statements

September 30, 2013 & 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

GulfSlope Energy, Inc. (the “Company”) was founded December 12, 2003 as Lostwood Professional Services, Inc. and was organized to engage in the business of producing and selling promotional merchandise. The Company was incorporated under the laws of the State of Utah. The Company is no longer actively involved in the promotional merchandise industry. The Company, now a Delaware corporation, is an independent energy company intent upon engaging in the acquisition, exploration, exploitation, development and production of crude oil and natural gas properties.  To this end, the Company entered the exploration stage on March 22, 2013 when it executed a master license agreement with a seismic company to license certain seismic data for the purposes of engaging in the exploration of oil and natural gas.

(b) Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  The Company’s cash positions represent assets held in checking accounts.  These assets are generally available on a daily or weekly basis and are highly liquid in nature.

(c) Restricted Cash

In accordance with a seismic data licensing agreement, certain funds have been placed in an escrow account for the purpose of making an installment payment in the future and are restricted from use in operations.  Refer to Note 8.  Those funds have been classified as restricted cash.

(d) Full Cost Method

The Company uses the full cost method of accounting for oil and gas exploration and development activities. Under the full cost method of accounting, all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities.

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion and full cost ceiling calculations. Further, capitalized G&G costs that are directly associated with unevaluated properties not yet owned by the Company are included in the depletion base.  As of September 30, 2013, the Company had no proved reserves, nor any unevaluated properties.  As a result, the geological and geophysical costs are included in the amortization base as incurred and, per Rule 4-10, are subject ceiling limitation test, resulting in immediate impairment.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization (“DD&A”) rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

(e) Capitalized Interest

Interest is capitalized on the cost of unevaluated gas and oil properties that are excluded from amortization and actively being evaluated, if any.

(e) Property and Equipment

Property and equipment are carried at cost and include expenditures for new equipment and those expenditures that substantially increase the productive lives of existing equipment and leasehold improvements. Maintenance and repair costs are expensed as incurred.  Property and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives. Fully depreciated property and equipment still in use are not eliminated from the accounts.

The Company assesses the carrying value of its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets to their net book value.  If net book value exceeds estimated cash flows, the asset is written down to its fair value, determined by the estimated discounted cash flows from such asset.  When an asset is retired or sold, its cost and related accumulated depreciation and amortization are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss.

(f) Income Taxes

The Company applies the provisions of FASB Accounting Standard Codification (ASC) 740 Income Taxes. This standard requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is provided if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(g) Net Loss Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (denominator).  Diluted EPS is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period.  Potential common shares include stock options, warrants, and restricted stock.  The number of potential common shares outstanding relating to stock options, warrants, and restricted stock is computed using the treasury stock method.

As the Company has incurred losses for the years ended September 30, 2013 and 2012, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations.  As of September 30, 2013 and 2012, there were 45,833,333 and 0 potentially dilutive shares, respectively.

(h) Statement of Cash Flows

For purposes of the Statements of Cash Flows, the Company considers cash on deposit in the bank to be cash.  The Company had $310,199 unrestricted cash as of September 30, 2013.  The Company had $423,009 unrestricted cash as of September 30, 2012.

(i) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j) Impact of New Accounting Standards

The Company has reviewed all recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

NOTE 2 - LIQUIDITY/GOING CONCERN

The Company has incurred accumulated losses and negative cash flows from operations for the period from inception to September 30, 2013 of $19,149,805.  Further losses are anticipated in developing its business.  As a result, the Company’s auditors have expressed substantial doubt about its ability to continue as a going concern.  As of September 30, 2013, the Company had $310,199 of unrestricted cash on hand.  The Company estimates that it will need to raise a minimum of $19.4 million to meet its obligations and planned expenditures during calendar year 2014. The Company plans to finance the Company through equity and/or debt financings. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – EXPLORATION COSTS

On March 21, 2013, the Company entered into an assignment and assumption agreement (the “Assignment Agreement”) in which the Company was assigned the exclusive right to license certain seismic data from TGS-NOPEC Geophysical Company (“TGS”).  In connection with the acquisition of the Assignment Agreement, the Company issued 243,516,666 shares of common stock, of which 190,045,556 of the shares were issued to John Seitz, 40,045,555 shares were issued to Ronald A. Bain, and 10,045,555 shares were issued to Dwight "Clint" M. Moore.  As a result, both Mr. Seitz and Dr. Bain became holders in excess of 5% of our outstanding shares of common stock.   The common stock was valued at $2,435,167 and the shares were subsequently issued in April 2013. These expenses were included in accrued expenses as of March 31, 2013.   On March 22, 2013, pursuant to the Assignment Agreement, the Company executed a master license agreement with TGS.  None of the assignors of the Assignment Agreement were officers or directors of the Company prior to or at the time of the acquisition of the master license agreement.  At no time have any of our officers or directors (including the assignors) been an officer, director or 5% or more shareholder of TGS.

In March 2013, the Company licensed certain seismic data from a seismic company. The seismic data license fee totaled $6,135,500.

In March 2013, the Company licensed certain seismic data from a different seismic company pursuant to another ordinary business course agreement. The seismic data purchase totaled $4,012,260.

During May 2013, the Company incurred $90,000 in costs to participate in a geophysical research program with a public institution.

During May through September 2013, the Company incurred $1,674,376 in costs associated with technological infrastructure and third party hosting services to maintain and interpret the aforementioned seismic data.

During May through September 2013, the Company incurred $773,271 in consulting fees and salaries and benefits associated with full-time employed geoscientists analyzing the aforementioned seismic data.

The Company properly capitalized these G&G costs and included them in the depletion base because the Company did not yet own the specific unevaluated properties these costs related to. Therefore, these G&G costs were subject to the ceiling limitation test, resulting in immediate impairment for accounting purposes.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of September 30, 2013 and September 30, 2012:

	September 30,
	2013	2012

Office equipment and computers	$57,071	$-
Furniture and fixtures	16,280	-
Leasehold improvements	4,054	-

Total	77,405	-
Less: accumulated depreciation	(7,217)	-

Net property and equipment	$70,188	$-

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which were as follows:

Life
Office equipment and computers	3 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Depreciation expense was $7,217 and $0 for the years ended September 30, 2013 and 2012, respectively.

NOTE 5 - INCOME TAXES

The provision for income taxes consists of the following as of September 30, 2013 and 2012:

September 30,
	2013	2012
FEDERAL
Current	$-	$-
Deferred	-	-
STATE
Current	-	-
Deferred	-	-
TOTAL PROVISION	$-	$-

Deferred income tax assets and liabilities at September 30, 2013 and 2012 consist of the following temporary differences:

	September 30,
	2013	2012
DEFERRED TAX ASSETS
Current	$-	$-
Noncurrent
Net operating losses	1,166,327	336,029
Exploration costs	1,701,065	-
Differences in book/tax depreciation	0	0
Total noncurrent	$2,867,392	$336,029
Valuation Allowance	(2,867,392)	(336,029)
NET DEFERRED TAX ASSET	-	-
DEFERRED TAX LIABILITIES	-	-
NET DEFERRED TAXES	$-	$-

The Company’s valuation allowance has increased $2,531,363 during the year ended September 30, 2013.

The following is a summary of federal net operating loss carry forwards and their expiration dates:

Amount	Expiration
$3,203	9/30/2024
7,695	9/30/2025
18,447	9/30/2026
16,876	9/30/2027
17,986	9/30/2028
8,596	9/30/2029
7, 713	9/30/2030
64,097	9/30/2031
513,914	9/30/2032
7,116,987	9/30/2033
$7,775,514	Total

A reconciliation between income taxes at statutory tax rates (15%) and (20%) as of September 30, 2013 and 2012, respectively, and the actual income tax provision for continuing operations is as follows:

	September 30,
	2013	2012
Expected provision (based on statutory rate)	$(2,617,887)	$(307,455)
Effect of:
Increase in valuation allowance	2,531,363	307,152
State minimum tax, net of federal benefit	0	0
Non-deductible expense	2,541	303
Temporary differences due to depreciation	0	0
Rate Change	83,973	0

Total actual provision	$0	$0

The Company has not made any adjustments to deferred tax assets or liabilities. The Company did not identify any material uncertain tax positions of the Company on returns that have been filed or that will be filed. The Company is carrying a large net operating loss as disclosed above. Since this net operating loss will not produce a tax benefit for several years, even if examined by taxing authorities and disallowed entirely, there would be no effect on the financial statements.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within general and administrative expenses for penalties and interest expense. For the years ended September 30, 2013 and 2012, the Company did not recognize any interest or penalties, nor did we have any interest or penalties accrued as of September 30, 2013 and 2012 relating to unrecognized benefits.

The tax years ended September 30, 2010 through 2013 are open for examination for federal income tax purposes and by other major taxing jurisdictions to which we are subject.

NOTE 6 - RELATED PARTY TRANSACTIONS

In May 2012, the Company issued 20,000,000 shares of common stock to John Preftokis, the Company’s former president and chief executive officer, for services rendered valued at $200,000 or $0.01 per share.  John Preftokis resigned as sole officer and director of the Company in June 2012.

In May 2012, James Askew, a shareholder and the Company’s former president and chief executive officer, loaned the Company the sum of $7,200 which was paid in June 2012.

In May 2012, the Company and Mr. Askew entered into a consulting agreement pursuant to which Mr. Askew would provide the Company’s board of directors advice relating to certain of the Company’s strategic and business development activities, including business development financing, and corporate strategy.  In consideration for entering into the consulting agreement, Mr. Askew was issued 50 million shares of the Company’s common stock.  Mr. Askew’s obligations under the consulting agreement were replaced and superseded as described below.

In May 2012, the Company and John B. Connally III, entered into a consulting agreement pursuant to which Mr. Connally would provide the Company’s board of directors advice relating to certain of the Company’s strategic and business development activities, including business development financing, and corporate strategy.  In consideration for entering into the consulting agreement, Mr. Connally was issued 50 million shares of the Company’s common stock.  In July 2012, Mr. Connally’s consulting agreement was amended, providing for the Company to pay Mr. Connally a one-time $25,000 cash retainer and a monthly cash consulting fee of $10,000 per month beginning July 1, 2012.

In June 2012, James Askew was appointed as the Company’s president, chief executive officer, secretary, treasurer, and as chairman of the board of directors.  In connection with the appointment of Mr. Askew, in June 2012, the Company and Mr. Askew entered into an employment agreement whereby Mr. Askew was paid a base salary of $300,000 per year and a one-time cash sign-on bonus of $100,000. The employment agreement replaced and superseded Mr. Askew’s consulting agreement entered into in May 2012 (see description of the May 2012 consulting agreement above in this Note 6).  The 50 million shares issued to Mr. Askew were unaffected by the replacement of the May 2012 consulting agreement with the June 2012 employment agreement.

In June 2012, subsequent to the date of his resignation as an officer and director of the Company, the Company entered into a one-year consulting agreement with John Preftokis.  In consideration for entering into the consulting agreement, Mr. Preftokis was issued 5 million shares of Company common stock.  This agreement was valued at $50,000, or $0.01 per share.  As of September 30, 2012, $13,611 had been expensed with $36,389 recorded as a prepaid expense.

During August and September 2012, James Askew paid $31,183 in expenses on behalf of the Company.  The $31,183 related party payable was outstanding as of September 30, 2012 and paid during the twelve months ended September 30, 2013.

Effective March 2013, the Company amended the employment agreement of James Askew to allow the Company to terminate such agreement at any time.  The Company agreed to pay Mr. Askew a severance payment upon termination in the amount of up to $100,000 as reimbursement for any tax liabilities incurred by Mr. Askew during calendar year 2013 arising from previous salary and other compensation paid to Mr. Askew.  The termination amount was accrued and recorded as a related party payable as of September 30, 2013.

In March 2013, the Company entered into a one-year consulting agreement with ConRon Consulting, Inc. (“ConRon”) whereby ConRon assisted the Company in negotiating licensing for certain seismic data, as well as providing other general consulting.  ConRon is an affiliate of Ron Bain, the Company’s current chief operating officer.  Pursuant to the agreement, compensation for ConRon was $30,000 per month.  The ConRon consulting agreement was terminated in October 2013, and beginning in November 2013, Mr. Bain is paid an annual salary of $360,000 as an employee of the Company.  As of September 30, 2013, the consulting fees for the months of March through September totaling $210,000 were unpaid and recorded as a related party payable.

In March 2013, the Company entered into a one-year consulting agreement with John N. Seitz, whereby Mr. Seitz assisted the Company in negotiating licensing for certain seismic data, and provided other general consulting.   Pursuant to the agreement, Mr. Seitz was to receive compensation of $40,000 per month.  The agreement was terminated in May 2013, as Mr. Seitz was appointed as the Company’s chief executive officer and chairman and it is expected that Mr. Seitz will enter into an arrangement with the Company in the near future providing equity-based compensation.  As of September 30, 2013, the consulting fees for the months of March through May totaling $120,000 were unpaid and recorded as a related party payable.

Mr. Seitz has not received a salary since May 31, 2013, the date he commenced serving as our chief executive officer and accordingly, no amount has been accrued on our financial statements. Prior to serving as an executive officer, Mr. Seitz served as a Company consultant and the Company has accrued $120,000 of consulting compensation owed to Mr. Seitz.  As Mr. Seitz beneficially owns a significant number of shares of the Company’s common stock (including shares issuable upon conversion of the principal amount of convertible notes held by Mr. Seitz), the Company recognizes that his level of stock ownership significantly aligns his interests with shareholders’ interests. From time to time, the compensation committee may consider compensation arrangements for Mr. Seitz given his continuing contributions and leadership.

In March 2013, John N. Seitz, Ronald A. Bain, and Dwight "Clint" M. Moore were issued 190,045,556 shares, 40,045,555 shares, and 10,045,555 shares, respectively, of common stock in consideration for the entering into the Assignment Agreement (See Note 3).   The shares issued were valued at $0.01 per share.   None of the assignors of the Assignment Agreement were officers, directors or 5% or more shareholders of the Company prior to or at the time of the acquisition of the master license agreement.  At no time have any of our officers or directors (including the assignors) been an officer, director or 5% or more shareholder of TGS.  As a result of that transaction, both Mr. Seitz and Dr. Bain became holders in excess of 5% of our outstanding shares of common stock.

In May 2013, James Askew resigned as the Company’s chief executive officer.  Simultaneously, John Seitz was appointed chief executive officer and chairman of the board of directors.  Mr. Askew remains a director of the Company.

In May 2013, Ronald A. Bain was appointed as the president and chief operating officer, and Dwight "Clint" M. Moore was appointed as the vice president and secretary.

During April through September 2013, the Company entered into convertible promissory notes whereby it borrowed a total of $6,500,000 from John Seitz, its current chief executive officer.   The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors). In May 2013, John Seitz converted $1,200,000 of the aforementioned debt into 10,000,000 shares of common stock pursuant to the aforementioned convertible promissory notes. The shares were issued in July 2013.  As of September 30, 2013, there was a total of $94,319 accrued interest associated with these loans and the Company has recorded $94,319 in interest expense.

During September 2013, the Company entered into promissory notes whereby it borrowed a total of $200,000 from Dr. Ronald Bain, its current president and chief operating officer, and his affiliate ConRon .  The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors).  As of September 30, 2013, there was a total of $667 accrued interest associated with these loans and the Company has recorded interest expense for the same amount. In October 2013, Dr. Bain converted principal and accrued interest in the amount of $180,408 into 1,503,403 shares of common stock (a conversion rate of $.12 per share).  In November 2013, the Company repaid in full the $20,000 remaining principal balance (plus accrued interest) of the convertible promissory note.

Domenica Seitz, CPA, has provided consulting services to the Company. During the fiscal year ended September 30, 2013, the amount of services rendered was nominal and was donated.

As of September 30, 2013, executive officers paid $60,100 to trade vendors on behalf of the Company in the ordinary course of business.

NOTE 7 - COMMON STOCK/PAID IN CAPITAL

In October 2011, the Company sold 2,000,000 shares of common stock for $20,000 cash in a private placement.

Effective April 13, 2012, the Company completed a reincorporation in the State of Delaware from the State of Utah.  The reincorporation was effected by the merger of Plan A with and into GulfSlope Energy, Inc., a newly formed, wholly owned Delaware subsidiary.  As of the effective time of the reincorporation merger, Plan A ceased to exist as a separate entity with GulfSlope being the surviving entity.  Each outstanding share of common stock of Plan A was automatically converted into one share of GulfSlope common stock.  The par value of GulfSlope common stock and preferred stock changed from $0.01 per share to $0.001 per share.  In addition, the number of authorized shares of common stock was increased from 50,000,000 to 750,000,000 and the number of authorized shares of preferred stock was increased from 5,000,000 to 50,000,000.  These financial statements and related notes give retroactive effect to the change in par value.

In May 2012, the Company issued 20,000,000 shares of common stock to John Preftokis, the Company’s former president and chief executive officer, for services rendered valued at $200,000 or $0.01 per share.

In May 2012, the Company issued 10,000,000 shares of common stock to five third parties for services rendered valued at $100,000 or $0.01 per share.

In May 2012, the Company issued 50,000,000 shares of common stock to a third party for services rendered pursuant to a one-year consulting agreement. This agreement was valued at $500,000 or $0.01 per share.  As of September 30, 2012, $208,333 had been expensed with $291,667 recorded as a prepaid expense.  The remaining $291,667 was expensed as of September 30, 2013.

In May 2012, the Company issued 50,000,000 shares of common stock to James Askew, its former president and chief executive officer, for services rendered pursuant to a one-year consulting agreement.  This agreement was valued at $500,000 or $0.01 per share and expensed in full as the issuance was to an employee of the Company (see Note 6 above).

In May and June 2012, the Company sold 76,500,000 shares of common stock for $765,000 cash in a private placement.

In June 2012, the Company entered into a one-year consulting agreement with John Preftokis, the Company’s former president and chief executive officer, for 5,000,000 shares of common stock.  The shares were subsequently issued in July 2012.  This agreement was valued at $50,000, or $0.01 per share.  As of September 30, 2012, $13,611 had been expensed with $36,389 recorded as a prepaid expense.  The remaining $36,389 was expensed as of September 30, 2013.

During February and March 2013, the Company sold 47,000,000 shares of common stock for cash proceeds of $470,000.

During April 2013, the Company issued a total of 6,000,000 shares of common stock to two third parties for services rendered.  The shares were valued at $60,000.

During April 2013, the Company issued 10,000,000 shares of common stock to John B. Connally III as consideration for termination of a consulting agreement (see Note 6 above).

During April 2013, the Company issued 243,516,666 shares of common stock to third parties in relation to the licensing of certain seismic data (see Note 3 above), of which 190,045,556 of the shares were issued to John Seitz and 40,045,555 shares were issued to Ronald A. Bain.  As a result of that transaction, both Mr. Seitz and Dr. Bain became holders in excess of 5% of our outstanding shares of common stock.  Prior to this transaction neither Mr. Seitz nor Dr. Bain were officers, directors or 5% or more shareholders.

During April 2013, the Company sold 16,666,667 shares of common stock for $2,000,000 cash or $0.12 per share.

During June 2013, the Company sold 833,333 shares of common stock for $100,000 cash or $0.12 per share.

During July 2013, the Company issued 10,000,000 shares of common stock to its chief executive officer upon conversion of $1,200,000 in debt (see Note 6 above).

During August and September 2013, the Company sold a total of 8,043,334 shares of common stock for $965,200 cash or $0.12 per share.

NOTE 8– COMMITMENTS AND CONTINGENCIES

In March 2013, the Company licensed certain seismic data pursuant to two agreements.  With respect to the first agreement, as of September 30, 2013, the Company has paid $2,135,500 in cash, and has provided an additional $2,500,000 in an escrow account, $2,000,000 of which will be released to the vendor in the third quarter of fiscal 2014.  This amount has been recorded as restricted cash as of September 30, 2013.  The Company is obligated to provide the remaining $1,500,000 in an escrow account upon the delivery of certain additional seismic data by the vendor to the Company, which is expected to occur during the first calendar quarter of 2014.  With respect to the second agreement, as of September 30, 2013, the Company has paid $2,006,130 in cash and is obligated to pay $1,003,065 during April 2014 and $1,003,065 during April 2015.

In July 2013, the Company entered into a two-year office lease agreement.  The agreement calls for monthly payments of approximately $20,200 for the first twelve months and $20,500 for the second twelve months.  In addition, the Company paid an $18,760 security deposit in July 2013.

In August 2013, the Company entered into a one-year consulting agreement with a third party.  The agreement calls for monthly retainer payments of $11,000 per month for the first four months (a total of $44,000).  As of September 30, 2013, the Company has paid two payments for a total of $22,000.  After the fourth month, the consultant will be compensated on a time and materials basis.

NOTE 9 – SUBSEQUENT EVENTS

During October 2013, the Company sold 42,952,773 shares of common stock in a private placement at a price of $0.12 per share for $5,154,333 cash.

In October 2013, the Company issued 1,503,403 shares of common stock to Dr. Bain, the Company’s chief operating officer, to settle $180,408 of debt.

In October 2013, the Company issued 937,500 shares of common stock to Brady Rodgers, the Company’s vice president, to settle $112,500 of fees due to Mr. Rodgers for services rendered.

In October 2013, the Company issued 1,620,000 shares of common stock to three employees pursuant to employment arrangements. The Company has agreed to make gross-up payments to these recipients to cover the three employees’ personal income tax obligations in connection with these grants.

In October 2013, the Company issued to Brady Rodgers, the Company’s vice president Engineering and Business Development, a ten-year option to purchase 2,000,000 shares of our common stock at an exercise price of $0.12 per share.  The options vest 50% in October 2014 and 50% in October 2015.

GulfSlope Energy, Inc.
(An Exploration Stage Company)
Condensed Balance Sheets
As of December 31, 2013 and September 30, 2013
(Unaudited)

	December 31, 2013	September 30, 2013

Assets
Current Assets
Cash	$3,344,071	$310,199
Restricted Cash	2,500,506	2,500,317
Prepaid Expenses	348,711	5,514
Total Current Assets	6,193,288	2,816,030
Property, Plant, and Equipment (net)	78,434	70,188
Other Non-Current Assets	18,760	18,760
Total Assets	$6,290,482	$2,904,978
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts Payable	$274,379	$156,439
Related Party Payable	366,480	490,101
Accrued Expenses and Other Payables	3,003,065	3,093,065
Accrued Interest	162,042	94,986
Note Payable	94,273	-
Loan from Related-Party	5,300,000	5,500,000
Total Current Liabilities	9,200,239	9,334,591
Accrued Expenses and Other Payables, Net of Current Portion	3,003,065	3,003,065
Total Liabilities	$12,203,304	$12,337,656
Stockholders' Deficit
Preferred Stock; par value ($0.001);	-	-
Authorized 50,000,000 shares
none issued or outstanding
Common Stock; par value ($0.001);	624,223	577,210
Authorized 750,000,000 shares; 624,223,676 and
577,210,000 issued and outstanding, respectively
Additional Paid-in-Capital	14,761,617	9,139,917
Deficit accumulated during the exploration stage	(21,298,662)	(19,149,805)
Total Stockholders' Deficit	(5,912,822)	(9,432,678)
Total Liabilities and Stockholders' Deficit	$6,290,482	$2,904,978

 See accompanying notes to condensed financial statements.

GulfSlope Energy, Inc.
(An Exploration Stage Company)
Condensed Statements of Operations
For the Three Months Ended December 31, 2013 and 2012, and
For the Period from Inception through December 31, 2013
(Unaudited)

	For the three months ended	For the three months ended	Since Inception (12/12/03) through
	December 31, 2013	December 31, 2012	December 31, 2013
Revenues	$-	$-	$9,694
Revenues from Related Parties	-	-	2,346
Total Revenue	-	-	12,040
Cost of Sales	-	-	8,394
Cost of Sales to Related Parties	-	-	2,101
Total Cost of Sales	-	-	10,495
Gross Profit	-	-	1,545
Impairment of Oil and Natural Gas Properties	1,676,548	-	16,797,122
General & Administrative Expenses	404,253	396,376	4,324,045
Net Loss from Operations	(2,080,801)	(396,376)	(21,119,622)
Other Income/(Expenses):
Interest Income	1,300	-	1,616
Interest Expense	(69,356)	-	(179,856)
Net Loss Before Income Taxes	(2,148,857)	(396,376)	(21,297,862)
Provision for Income Taxes	-	-	(800)
Net Loss	(2,148,857)	(396,376)	(21,298,662)
Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Shares Outstanding – Basic and Diluted	609,025,787	235,150,000

See accompanying notes to condensed financial statements.

GulfSlope Energy, Inc.
(An Exploration Stage Company)
Condensed Statements of Cash Flows
For the Three Months Ended December 31, 2013 and 2012, and
For the Period from Inception through December 31, 2013
(Unaudited)

	For the three months ended December 31, 2013	For the three months ended December 31, 2012	Since Inception (12/10/03) Through December 31, 2013
OPERATING ACTIVITIES
Net Loss	$(2,148,857)	$(396,376)	$(21,298,662)
Adjustments to reconcile net income/loss to net cash
From Operating Activities:
Impairment of Oil and Natural Gas Properties	1,676,548	-	16,797,122
Depreciation	6,558	-	22,681
Stock Issued for Services	221,472	-	1,731,472
Changes in Operating Assets and Liabilities
Prepaid Expenses	(228,449)	128,818	(233,963)
Other Assets	-	-	(18,760)
Accounts Payable	19,130	2,976	66,111
Related Party Payable	(123,621)	(31,183)	241,003
Accrued Interest	67,464	-	162,450
Accrued Liabilities	22,500	-	67,500
Net Cash From Operating Activities	(487,255)	(295,765)	(2,463,046)

INVESTING ACTIVITIES
Exploration Costs	(1,577,738)	-	(7,966,057)
Purchase of Equipment	(14,804)	-	(99,615)
Net Cash From Investing Activities	(1,592,542)	-	(8,065,672)

FINANCING ACTIVITIES
Restricted Cash	(189)	-	(2,500,506)
Proceeds from Stock Issuance	5,154,333	-	9,713,770
Proceeds from Related Party Loans	-	-	6,741,769
Payments on Note Payable	(20,475)	-	(20,475)
Payments on Related Party Loans	(20,000)	-	(61,769)
Net Cash From Financing Activities	5,113,669	-	13,872,789

Net Increase/(Decrease) in cash	3,033,872	(295,765)	3,344,071
Beginning Cash Balance	310,199	423,009	-
Ending Cash Balance	$3,344,071	$127,244	$3,344,071

Supplemental Schedule of Cash Flow Activities
Cash Paid for Income Taxes	$-	$-	$925
Cash Paid for Interest	$912	$-	$12,268
Related Party Debt Forgiveness	$-	$-	$11,023
Stock Issued for Prepaid Expenses	$-	$-	$550,000
Property Contributed by Shareholder	$-	$-	$1,500
Non-Cash Financing and Investing Activities
Stock Issued on Settlement of Related Party Note	$180,000	$-	$1,380,000
Prepaid Asset Financed by Note Payable	$114,748	$-	$114,748
Settlement of Accrued Expenses through Stock Issuance	$112,500	$-	$112,500

See accompanying notes to condensed financial statements.

GulfSlope Energy, Inc.
(An Exploration Stage Company)
Notes to Condensed Financial Statements
December 31, 2013

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

GulfSlope Energy, Inc. (the “Company,” “GulfSlope,” “our” and words of similar import), a Delaware corporation, is an independent energy company intent upon engaging in the acquisition, exploration, exploitation, development and production of crude oil and natural gas properties.    To this end, the Company entered the exploration stage on March 22, 2013 when it executed a master license agreement with a geophysical company to license certain seismic data for the purposes of engaging in the exploration of oil and natural gas.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The condensed financial statements included herein are unaudited.    However, these condensed financial statements include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods.    The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year. The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

Certain information, accounting policies, and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted in this Form 10-Q pursuant to certain rules and regulations of the Securities and Exchange Commission (“SEC”).    The condensed financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2013, which were included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Cash and Cash Equivalents

GulfSlope considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.    Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.    The Company’s cash positions represent assets held in checking and money market accounts.    These assets are generally available on a daily or weekly basis and are highly liquid in nature.

Liquidity/Going Concern

We have incurred accumulated losses for the period from inception to December 31, 2013 of $21,298,662.  Further losses are anticipated in developing our business.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  As of December 31, 2013, we had $3,344,071 of unrestricted cash on hand excluding $2,500,506 of restricted cash in an escrow account earmarked for a future payment associated with the acquisition of seismic data.  The Company estimates that it will need to raise a minimum of $15 million to fund operations through December 31, 2014, and likely significantly more capital to meet its obligations during the subsequent 12 months. The Company plans to finance the Company through best-efforts equity and/or debt financings. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Full Cost Method

The Company uses the full cost method of accounting for oil and gas exploration and development activities. Under the full cost method of accounting, all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical (“G&G”) expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities.

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion and full cost ceiling calculations. Further, capitalized G&G costs that are directly associated with unevaluated properties not yet owned by the Company are included in the depletion base.  As of December 31, 2013, the Company had no proved reserves, nor any unevaluated properties.  As a result, the geological and geophysical costs are included in the amortization base as incurred and, per Rule 4-10, are subject to the ceiling limitation test, resulting in immediate impairment.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

Net Loss Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (denominator).  Diluted EPS is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period.  Potential common shares include stock options, warrants, and restricted stock.  The number of potential common shares outstanding relating to stock options, warrants, and restricted stock is computed using the treasury stock method.

As the Company has incurred losses for the three months ended December 31, 2013 and 2012, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations.  As of December 31, 2013 and 2012, there were 46,166,667 and 0 potentially dilutive shares.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operations, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

NOTE 3 – EXPLORATION COSTS

On March 21, 2013, the Company entered into an assignment and assumption agreement (the “Assignment Agreement”) in which the Company was assigned the exclusive right to license certain seismic data from TGS-NOPEC Geophysical Company (“TGS”).  In connection with the acquisition of the Assignment Agreement, the Company issued 243,516,666 shares of common stock, of which 190,045,556 of the shares were issued to John Seitz, 40,045,555 shares were issued to Ronald A. Bain, and 10,045,555 shares were issued to Dwight "Clint" M. Moore.  As a result, both Mr. Seitz and Dr. Bain became holders in excess of 5% of our outstanding shares of common stock.   The common stock was valued at $2,435,167 and the shares were subsequently issued in April 2013. These expenses were included in accrued expenses as of March 31, 2013.   On March 22, 2013, pursuant to the Assignment Agreement, the Company executed a master license agreement with TGS.  None of the assignors of the Assignment Agreement were officers or directors of the Company prior to or at the time of the acquisition of the master license agreement.  At no time have any of our officers or directors (including the assignors) been an officer, director or 5% or more shareholder of TGS.

In March 2013, the Company licensed certain seismic data from this geophysical company.  The seismic data license fee totaled $6,135,500.

In March 2013, the Company licensed certain seismic data from a second seismic company pursuant to another ordinary business course agreement.  The seismic data purchase totaled $4,012,260.

During May 2013, the Company incurred $90,000 in costs to participate in a geophysical research program with a public institution.

During May through September 2013, the Company incurred $1,674,376 in costs associated with technological infrastructure and third party hosting services to maintain the aforementioned seismic data.

During May through September 2013, the Company incurred $773,271 in consulting fees, salaries and benefits associated with full-time employed geoscientists analyzing the aforementioned seismic data.

During October through December 2013, the Company incurred $808,613 in consulting fees, salaries and benefits associated with consultants and full-time geoscientists, $787,935 associated with technological infrastructure and third party hosting services and seismic data, and $80,000 for an independent reserve study.

The Company properly capitalized these G&G costs and included them in the depletion base because the Company did not yet own the specific unevaluated properties these costs related to. Therefore, these G&G costs were subject to the ceiling limitation test, resulting in immediate impairment for accounting purposes.

NOTE 4 – RELATED PARTY TRANSACTIONS

In May 2013, James Askew resigned as the Company’s chief executive officer.  Simultaneously, John Seitz was appointed chief executive officer and chairman of the board of directors.

In May 2013, Ronald A. Bain was appointed as the president and chief operating officer, and Dwight "Clint" M. Moore was appointed as the vice president and secretary.

During April through September 2013, the Company entered into convertible promissory notes whereby it borrowed a total of $6,500,000 from John Seitz, its current chief executive officer.  The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors). In May 2013, John Seitz converted $1,200,000 of the aforementioned debt into 10,000,000 shares of common stock, which shares were issued in July 2013.  As of December 31, 2013, there was a total of $162,042 accrued interest associated with these loans and the Company has recorded $94,319 in interest expense for the year ended September 30, 2013 and $67,723 in interest expense for the quarter ended December 31, 2013.

During September 2013, the Company entered into convertible promissory notes whereby it borrowed a total of $200,000 from Dr. Ronald Bain, its current president and chief operating officer, and his affiliate ConRon.  The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors).  As of September 30, 2013, there was a total of $667 accrued interest associated with these loans and the Company has recorded interest expense for the same amount. In October 2013, Dr. Bain converted principal and accrued interest in the amount of $180,408 into 1,503,403 shares of common stock (a conversion rate of $0.12 per share).  In November 2013, the Company repaid in full the $20,000 remaining principal balance (plus accrued interest) of the convertible promissory note.

In October 2013, the Company issued 937,500 shares of common stock to Brady Rodgers, the Company’s vice president, to settle $112,500 of fees due to Mr. Rodgers for services rendered.

In October 2013, the Company issued to Brady Rodgers, the Company’s vice president Engineering and Business Development, a ten-year option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.12 per share.  A fair value of $177,298 was computed using the Black-Scholes option-pricing model, of which $25,632 has been expensed during the three months ended December 31, 2013.  The options vest 50% in October 2014 and 50% in October 2015.

As of December 31, 2013, executive officers paid $56,480 to trade vendors on behalf of the Company in the ordinary course of business.

NOTE 5 – COMMON STOCK/PAID IN CAPITAL

Effective April 2012, the Company completed a reincorporation in the State of Delaware from the State of Utah.  The current number of authorized shares of common stock is 750,000,000 and the number of authorized shares of preferred stock is 50,000,000.

During February and March 2013, the Company sold 47,000,000 shares of common stock for cash proceeds of $470,000.

During April 2013, the Company issued a total of 6,000,000 shares of common stock to two third parties for services rendered.  The shares were valued at $60,000.

During April 2013, the Company issued 10,000,000 shares of common stock to John B. Connally III as consideration for termination of a consulting agreement.  The shares were valued at $100,000.

During April 2013, the Company issued 243,516,666 shares of common stock to third parties in connection with the Assignment Agreement (see Note 3 above).  The shares were valued at $2,435,167.

During April 2013, the Company sold 16,666,667 shares of common stock for $2,000,000 cash or $0.12 per share. The shares were subsequently issued in July 2013.

During May 2013, the Company was obligated to issue 10,000,000 shares of common stock to its chief executive officer to settle $1,200,000 in debt (see Note 4 above).  The shares were subsequently issued in July 2013.

During June 2013, the Company sold 833,333 shares of common stock for $100,000 cash or $0.12 per share. The shares were subsequently issued in July 2013.

During August and September 2013, the Company sold a total of 8,043,334 shares of common stock for $965,200 cash at $0.12 per share.

During October 2013, the Company sold 42,952,773 shares of common stock in a private placement at a price of $0.12 per share for $5,154,333 cash.

In October 2013, the Company issued 1,503,403 shares of common stock to Dr. Bain, the Company’s chief operating officer, for the conversion of $180,408 of convertible debt and accrued interest (see Note 4, above).

In October 2013, the Company issued 937,500 shares of common stock to Brady Rodgers, the Company’s vice president, to settle $112,500 of fees due to Mr. Rodgers for services rendered.

In October 2013, the Company issued 1,620,000 shares of common stock, with a fair value of $194,400, to three employees pursuant to employment arrangements. The Company also made gross-up payments to cover the three employees’ personal income tax obligations in connection with these grants.

In October 2013, the Company issued to Brady Rodgers, the Company’s vice president Engineering and Business Development, a ten-year option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.12 per share.  A fair value of $177,298 was computed using the Black-Scholes option-pricing model, of which $12,816 has been capitalized to exploration costs and subsequently impaired, and $12,816 has been recorded as general & administrative expense during the three months ended December 31, 2013.  The options vest 50% in October 2014 and 50% in October 2015.

NOTE 6– STOCK-BASED COMPENSATION

Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized over the required vesting period. The Company recognized $25,632 and $0 in stock-based compensation expense during the three months ended December 31, 2013 and 2012, respectively.  These expenses were recorded as exploration costs and as general and administrative expenses in the condensed consolidated statements of operations.

The following table summarizes the Company’s stock option activity during the three-month period ended December 31, 2013.

	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of period	-	-
Granted	2,000,000	$0.12
Exercised	-	-
Cancelled	-	-
Outstanding at end of period	2,000,000	$0.12

Exercisable at end of period	-	-

The Black-Scholes option-pricing model is used to estimate the fair value of options granted. The fair values of stock options granted for the three months ended December 31, 2013 were based on the following assumptions at the date of grant as follows:

Expected dividend yield	-%
Expected stock price volatility	91.42%
Risk-free interest rate	1.53%
Expected life of options	5.75 years
Grant date fair value	0.09

The Company used a variety of comparable and peer companies to determine the expected volatility. The Company has no historical data regarding the expected life of the options and therefore used the simplified method of calculating the expected life. The risk free rate was calculated using the U.S. Treasury constant maturity rates similar to the expected life of the options, as published by the Federal Reserve. The Company has no plans to declare any future dividends.

As of December 31, 2013 there was $151,666 of unrecognized stock-based compensation cost, related to the stock option grant that is expected to be expensed over a period of two years.  There was $0 of intrinsic value for options outstanding as of December 31, 2013.

NOTE 7– COMMITMENTS AND CONTINGENCIES

In March 2013, the Company licensed certain seismic data pursuant to two agreements.  With respect to the first agreement, as of December 31, 2013, the Company has paid $2,135,500 in cash, and has provided an additional $2,500,000 in an escrow account, which will be released to the vendor at a later date.  This amount has been recorded as restricted cash as of December 31, 2013.  The Company is obligated to provide the remaining $1,500,000 in an escrow account upon the delivery of certain additional seismic data by the vendor to the Company, which is expected to occur during the first calendar quarter of 2014.  With respect to the second agreement, as of December 31, 2013, the Company has paid $2,006,130 in cash and is obligated to pay $1,003,065 during April 2014 and $1,003,065 during April 2015.

In July 2013, the Company entered into a two-year office lease agreement.  The agreement calls for monthly payments of approximately $20,200 for the first twelve months and $20,500 for the second twelve months.  In addition, the Company paid a $18,760 security deposit in July 2013.

In August 2013, the Company entered into a one-year consulting agreement with a third party.  The agreement calls for monthly retainer payments of $11,000 per month for the first four months (a total of $44,000).  As of December 31, 2013, the Company has paid 3 payments for a total of $33,000.  After the fourth payment, the consultant will be compensated on a time and materials basis.

In October 2013, the Company purchased an insurance policy and financed the premium by executing a note payable in the amount of $114,748. The balance of the note payable at December 31, 2013 is $94,273.

GULFSLOPE ENERGY, INC.

63,240,335 Shares
of Common Stock

PROSPECTUS

_____________, 2014

Until________________, 2014 all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

BACK COVER PAGE

Part II
Information not required in prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.  The expenses shall be paid by the Company.

SEC registration fees	$9,449
Legal fees	20,000
Accounting fees	10,000
EDGAR/financial printing	5,000
Misc.	10,000
Total	$54,449

Item 14.  Indemnification of directors and officers

Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation further provides that, if the DGCL is amended after the effective date of our Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation and Bylaws contains provisions that provide for indemnification of officers and directors to the full extent permitted by, and in the manner permissible under Delaware law. Delaware law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation.

The Company has entered into Indemnification Agreements with Mr. Seitz, a director and executive officer, Mr. Askew, a director, and Mr. Moore, Dr. Bain and Mr. Rodgers, each executive officers of the Company.  Pursuant to the Indemnification Agreements, the Company agrees to indemnify each director or officer against any and all expenses to the fullest extent permitted by the law and the Company’s Certificate of Incorporation if such director or officer was, is, becomes or is threatened to be made a party to or witness or other participant in a claim by reason of (or arising in part out of) the director or officer’s service as a director, officer, partner, employee, trustee, agent or fiduciary of the Company or any of its subsidiaries or the director or officer’s service at the request of the Company in any such capacity with any other enterprise. The Indemnification Agreement also provides for, among other things, the advancement of expenses relating to the indemnification obligations, subject to reimbursement in the event the individual is not entitled to indemnification under applicable law and the Company’s Certificate of Incorporation.

Item 15.  Recent Sales of Unregistered Securities

Unless otherwise indicated below, the following securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act.  Other than issuances to the Company’s officers, directors, employees and consultants for services, the Company made this determination based on the representations of the investors which included, in pertinent part, that each such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D (there were no non-accredited investors in any of the offerings) and upon such further representations from each investor that (i) such investor is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agrees not to sell or otherwise transfer the purchased securities or shares underlying such securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor has knowledge and experience in financial and business matters such that such investor is capable of evaluating the merits and risks of an investment in us, (iv) such investor  had access to all of the Company’s documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offerings and to obtain any additional information which the Company possessed or was able to acquire without unreasonable effort and expense, and (v) such investor was acquiring the securities not with a view to sale or distribution and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D and the investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act:

In March 2014, the Company awarded 500,000 shares of restricted stock to an employee, of which one-half vests in April 2015 and the remaining half vests in April 2016.  This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and the employee has represented that he is an accredited investor.

In March 2014, we issued an aggregate of 1,000,000 shares of restricted stock to two non-employee directors.  The restricted stock is subject to vesting pursuant to which one-half will vest on March 27, 2015 and the remaining one-half will vest on March 27, 2016.  This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and Mr. Morris and Mr. Langdon are accredited investors.

In October 2013, we sold 42,952,773 shares of our common stock in a private placement at a price of $0.12 per share for gross proceeds of $5,154,333.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor .

In October 2013, we issued an aggregate of 2,440,903 shares of common stock to Dr. Bain and Focus Oil and Gas Resources, LLC, an affiliate of Mr. Rodgers, each of whom is an executive officer of the Company, upon conversion of $292,908 of indebtedness, for an effective price of $0.12 per share. This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and Dr. Bain is an accredited investor and Focus Oil and Gas Resources, LLC represented that it was an accredited investors .

In October 2013, we issued 1,620,000 shares of common stock to three employees pursuant to employment arrangements.  The Company has agreed to make gross-up payments to these recipients to cover their personal income tax obligations in connection with these grants. This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and two of the three employees represented that they were accredited investors.

In October 2013, the Company issued to Mr. Rodgers, an executive officer of the Company, a ten-year option to purchase 2,000,000 shares of our common stock at an exercise price of $0.12 per share and vesting 50% in October 2014 and 50% in October 2015, if he is still employed by us on such dates.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and Mr. Rodgers is an accredited investor.

In September 2013, we issued 8,043,334 shares of our common stock at a price of $0.12 per share.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor.

In June 2013, we agreed to issue 833,333 shares of our common stock at a price of $0.12 per share.  The shares were subsequently issued in July 2013.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor .

During May 2013, we agreed to issue 10,000,000 shares of common stock to our chief executive officer to settle $1,200,000 in debt.  The shares were subsequently issued in July 2013, for an effective price of $0.12 per share.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and Mr. Seitz is an accredited investor.

In April 2013, we sold 16,666,667 shares of our common stock at a price of $0.12 per share. This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and the investor represented that it was an accredited investor.

In March 2013, we sold (i) 16 million shares of common stock for services rendered and pursuant to certain consulting agreements and (ii) 47 million shares of our common stock for gross proceeds of $470,000.  The shares were subsequently issued in April 2013 and all were valued at $0.01 per share.  This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor.

In March 2013, we issued 243,516,666 shares of common stock in connection with the assignment to us of rights to acquire certain seismic data.  The shares were subsequently issued in April 2013 and all were valued at $0.01 per share.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and all, but one, investor represented that they were accredited investors.

During May and June 2012, we sold 76,500,000 shares of our common stock at a price of $0.01 per share for gross proceeds of $760,500. This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor.

In May 2012, the Company issued (i) 20,000,000 shares of common stock to John Preftokis, the Company’s former president and chief executive officer, for services rendered valued at $200,000 or $0.01 per share; (ii) 10,000,000 shares of common stock to five third parties for services rendered valued at $100,000 or $0.01 per share; (iii) 50,000,000 shares of common stock to a third party for services rendered pursuant to a one-year consulting agreement; and 50,000,000 shares of common stock to James Askew, its former president and chief executive officer, for services rendered pursuant to a one-year consulting agreement.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor.

During September and October 2011, we sold 13,650,000 shares of our common stock at a price of $0.01 per share for gross proceeds of $136,500.   This issuance was exempt from registration requirements in reliance on section 4(a)(2) of the Securities Act inasmuch as the transaction did not involve a public offering and each investor represented that it was an accredited investor .

We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Except as described in this prospectus, none of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16.  Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation of GulfSlope Energy, Inc. incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed April 23, 2012.
3.2	Bylaws of GulfSlope Energy, Inc. incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed April 23, 2012.
4.1	Common Stock Specimen, incorporated by reference to Exhibit 4.1 of the Company’s Form 10-K filed December 31, 2012
5.1(1)	Legal Opinion of Brewer & Pritchard, P.C.
10.1*	Employment Agreement, by and between the Company and James M. Askew, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed June 25, 2012
10.2	Form of Subscription Agreement incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 6, 2012
10.3	Form of Assignment and Assumption Agreement, incorporated by reference to Exhibit 10.1 of Form 8-K filed March 26, 2013
10.4	Form of Subscription Agreement, incorporated by reference to Exhibit 10.2 of Form 8-K filed March 26, 2013
10.5	Form Amendment No. 1 to Employment Agreement by and between the Company and James M. Askew, incorporated by reference to Exhibit 10.3 of Form 8-K filed March 26, 2013
10.6*	Form of Consulting Agreement by and between the Company and John N. Seitz, incorporated by reference to Exhibit 10.4 of Form 8-K filed March 26, 2013
10.7*	Form of Consulting Agreement by and between the Company and ConRon Consulting, I, incorporated by reference to Exhibit 10.5 of Form 8-K filed March 26, 2013
10.8	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 of Form 8-K filed October 31, 2013
10.9	Form of Subscription Agreement, incorporated by reference to Exhibit 10.2 of Form 8-K filed October 31, 2013
10.10	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.3 of Form 8-K filed October 31, 2013
10.11	Form of Convertible Promissory Note, incorporated by reference to Exhibit 10.4 of Form 8-K filed October 31, 2013
10.12	Form of Mr. Rodgers’ Option Agreement, incorporated by reference to Exhibit 10.12 of Form 10-K filed December 30, 2013
10.13*	Summary of Ronald A. Bain’s employment arrangement, incorporated by reference to Exhibit 10.13 of Form 10-K filed December 30, 2013
10.14*	Summary of Dwight “Clint” M. Moore’s employment arrangement, incorporated by reference to Exhibit 10.14 of Form 10-K filed December 30, 2013
10.15	Farm-Out Letter Agreement, incorporated by reference to Exhibit 10.15 of Form S-1 filed March 20, 2014.
14.1	Code of Ethics incorporated by reference to Exhibit 14.1 of the Company's Form 10-k filed December 31, 2012
23.1 (1)	Auditor’s Consent
23.2	Brewer & Pritchard’s Consent (included in Exhibit 5.1)
101
The following financial information from our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 formatted in Extensible Business Reporting language (XBRL); (i) Balance Sheets, (ii) Statements of Operations, (iii) Statements of Cash Flows and (iv) Notes to the Financial Statements  (2)

*  Management contract or compensatory plan or arrangement.

(1)	Filed herewith.
(2)
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial   bona fide   offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on May 9, 2014.

GULFSLOPE ENERGY, INC.

By:	/S/ John N. Seitz
John N. Seitz
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on May 9, 2014.

Signature	Title	Date

/S/ John N. Seitz	Chief Executive Officer and Chairman	May 9, 2014
John N. Seitz	(Principal Executive Officer)

/S/ John N. Seitz	Chief Financial Officer	May 9, 2014
John N. Seitz	(Principal Financial Officer)

/S/ John N. Seitz	Chief Accounting Officer	May 9, 2014
John N. Seitz	(Principal Accounting Officer)

/S/ Richard S. Landgon	Director	May 9, 2014
Richard S. Landgon